SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the fiscal years ended March 31, 1995, 1996, 1997, 1998 and 1999. The selected financial data includes for all periods presented the results of operations and balance sheet of Kyrel EMS Oyj, which the Company acquired in July 1999 in a transaction accounted for as a pooling-of-interests. These historical results are not necessarily indicative of the results to be expected in the future. The following table is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto and other financial data included elsewhere herein.

                                                                       FISCAL YEAR ENDED MARCH 31,
                                            ------------------------------------------------------------------------------------
                                                1995           1996               1997               1998               1999
                                            -----------     -----------        -----------        -----------        -----------
                                                                (In thousands, except per share amounts)
Net sales ..............................    $   447,954     $   834,064        $   820,742        $ 1,191,194        $ 2,043,374
Cost of sales ..........................        406,076         754,546            747,491          1,081,189          1,878,360
                                            -----------     -----------        -----------        -----------        -----------
Gross margin ...........................         41,878          79,518             73,251            110,005            165,014
Selling, general and
  administrative .......................         21,959          37,111             39,711             57,217             75,109
Goodwill and intangible
  amortization .........................            762           1,296              2,651              3,663              3,664
Provision for excess facilities ........           --             1,254(1)           5,868(2)           8,869(3)           3,361(4)
Acquired in-process research and
  development ..........................             91          29,000(1)            --                 --                2,000(4)
                                            -----------     -----------        -----------        -----------        -----------
Income from operations .................         19,066          10,857             25,021             40,256             80,880
Merger-related expenses ................           (816)           --                 --               (7,415)(3)           --
Interest and other expense, net ........         (1,790)         (4,880)            (7,648)           (12,272)           (20,832)
                                            -----------     -----------        -----------        -----------        -----------
Income before provision for
 Income taxes ..........................         16,460           5,977             17,373             20,569             60,048
Provision for income taxes .............          2,631           8,693              3,175              2,318              7,632
                                            -----------     -----------        -----------        -----------        -----------
Net income (loss) ......................    $    13,829     $    (2,716)       $    14,198        $    18,251        $    52,416
                                            ===========     ===========        ===========        ===========        ===========
Diluted net income (loss)
  per share (5) ........................    $      0.22     $     (0.04)       $      0.19        $      0.23        $      0.55
                                            ===========     ===========        ===========        ===========        ===========
Weighted average ordinary
  shares and equivalents
  outstanding - diluted (5) ............         63,172          65,388             72,956             80,032             95,970

                                                                                     AS OF MARCH 31,
                                                      ------------------------------------------------------------------------------
                                                         1995             1996             1997             1998             1999
                                                      ----------       ----------       ----------       ----------       ----------
                                                                                      (In thousands)
Consolidated Balance Sheet Data:
Working capital (deficit) .....................       $   52,205       $   37,723       $  (16,314)      $  132,580       $  251,598
Total assets ..................................       $  278,004       $  395,306       $  497,830       $  780,844       $1,217,869
Long-term debt and capital
  leases, excluding current
  portion .....................................       $   32,371       $   38,407       $   32,623       $  192,418       $  219,995
Shareholders' equity ..........................       $   81,207       $  109,900       $  125,075       $  233,195       $  484,938

(1) In fiscal 1996, the Company wrote off $29.0 million of in-process research and development associated with the acquisition of Astron and also recorded charges totaling $1.3 million for costs associated with the closing of one of the Company's Malaysian plants and its Shekou, China operations.

(2) In fiscal 1997, the Company incurred plant closing expenses aggregating to $5.9 million in connection with closing its manufacturing facility in Texas, downsizing manufacturing operations in Singapore, the write-off of excess equipment and severance obligations at the nCHIP semiconductor fabrication operations.

(3) In fiscal 1998, the Company incurred plant closing expenses aggregating to $8.9 million in connection with closing its manufacturing facility in Wales, UK. The Company also incurred $7.4 million of merger-related costs as a result of the acquisitions of Neutronics Electronic Industries Holding AG, DTM Products, Inc., Energipilot AB, Altatron, Inc. and Conexao Informatica Ltda. in fiscal 1998.

(4) In fiscal 1999, the Company incurred plant closing expenses aggregating to $3.4 million in connection with consolidating its manufacturing facilities in Hong Kong after the acquisition of Advanced Component Labs HK Ltd. and restructuring some of its U.S. manufacturing facilities. The Company also wrote off $2.0 million of in-process research and development associated with the acquisition of Advanced Component Labs HK Ltd.

(5) The Company set a record date of December 8, 1999 for a two-for-one stock split to be effected as a bonus issue (the Singapore equivalent of a stock dividend). The distribution of 57,497,204 Ordinary Shares occurred on December 22, 1999. This stock dividend has been reflected in the Company's financial statements for all periods presented unless otherwise noted. All share and per share amounts have been retroactively restated to reflect the stock split.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     In recent years, the Company has substantially expanded its manufacturing capacity, technological capabilities and service offerings, through both acquisitions and internal growth. See "-Certain Factors Affecting Operating Results - If we do not manage effectively the expansion of our operations, our business may be harmed" and "-We may encounter difficulties with acquisitions, which could harm our business" and Note 11 of Notes to Consolidated Financial Statements.

     In October 1999, Flextronics completed a secondary offering of its Ordinary Shares. A total of 13.8 million Ordinary Shares were sold at a price of $33.84 per share resulting in net proceeds to the Company of approximately $449.3 million.

     The Company set a record date of December 8, 1999 for a two-for-one stock split effected as a bonus issue (the Singapore equivalent of a stock dividend). The distribution of 57,497,204 Ordinary Shares occurred on December 22, 1999. This stock dividend has been reflected in the Company's financial statements for all periods presented unless otherwise noted. All share and per share amounts have been retroactively restated to reflect the stock split.

     In November 1999, Flextronics acquired Circuit Board Assemblers, Inc. ("CBA"), EMC International, Inc. ("EMC") and related real property in exchange for 559,098 Ordinary Shares of Flextronics, of which 55,910 Ordinary Shares are to be issued upon the resolution of contingencies. CBA provides electronics design and assembly services, and EMC provides testing services, from their facilities in North Carolina. The acquisition of CBA and EMC have been accounted for as a pooling-of-interests; however, prior period financial statements were not restated because the financial results of CBA and EMC do not have a significant impact to Flextronics' consolidated financial statements.

     On July 15, 1999 Flextronics acquired 100% of the outstanding Ordinary Shares of Kyrel EMS Oyj ("Kyrel"), a provider of electronics manufacturing services with two facilities in Finland and one in Luneville, France, in exchange for 3,643,610 Ordinary Shares of Flextronics, of which 364,361 Ordinary Shares are to be issued upon the resolution of contingencies. The acquisition of Kyrel has been accounted for as a pooling-of-interests and, accordingly, the accompanying consolidated financial statements have been restated to reflect the results of operations, balance sheets, shareholders' equity statement and cash flows of Flextronics and Kyrel for all periods presented.

     On June 30, 1999, Flextronics purchased the manufacturing facilities and related assets of Ericsson's Visby, Sweden operations for approximately $39.4 million. Ericsson's Visby facility manufactures mobile systems infrastructure, primarily radio base stations. Flextronics also offered employment to 900 persons who had been employed by Ericsson at this facility. In connection with the acquisition of assets, the Company has also entered into a manufacturing service agreement with Ericsson.

     On May 31, 1999, Flextronics purchased the manufacturing facilities and related assets of ABB Automation Products in Vasteras, Sweden for approximately $24.5 million. This facility provides printed circuit board assemblies and other electronic equipment. Flextronics has also offered employment to 575 ABB personnel who were previously employed by ABB Automation Products. In connection with the acquisition of certain fixed assets, the Company has also entered into a manufacturing service agreement with ABB Automation Products.

     On March 1, 1999, the Company acquired the manufacturing facilities and related assets of Advanced Component Labs HK Ltd. ("ACL"), a Hong Kong based advanced technology printed circuit board manufacturer for $15.0 million cash. The transaction has been accounted for under the purchase method. As a result, the purchase price was allocated to the assets based on their estimated fair market values at the date of acquisition. As of the date of acquisition, $7.8 million of the purchase price was allocated to goodwill and being amortized over 10 years and $2.0 million of the purchase price was allocated to in-process research and development related to development projects which had not reached technological feasibility and had no probable alternative future uses; accordingly, the Company expensed the $2.0 million on the date of acquisition as a charge to operations. ACL's in-process research and development projects were initiated to address the rapid technological change associated with the miniaturized printed circuit board market. The incomplete projects include developing technology for a low cost ball grid array package, developing thermal vias, and developing new methods that enable the use of extremely thin 1.5 mil technology. The Company believes the efforts to complete the acquired in-process research and development projects will consist of internally staffed engineering costs over the next fiscal year. These costs are estimated to be approximately $1.1 million to complete the research and development. There can be no assurance that the Company will succeed in making commercially viable products from the ACL research and development projects.

     On March 1, 1999, the Company increased its ownership of FICO Investment Holding Ltd ("FICO") to 90% by acquiring an additional 50% of its equity interests for (i) $7.2 million cash, (ii) 255,700 Ordinary Shares issued at closing valued at $4.8 million (iii) $3.0 million in 2% promissory notes due $1.0 million each in year 2000 through year 2002. This transaction has been accounted for under the purchase method and, accordingly, the results of operations for FICO have been included in the accompanying consolidated statements of operations since March 1, 1999. The acquisition of this additional 50% interest resulted in additional goodwill and intangible assets of $8.5 million and $420,000 which were being amortized over 8 and 3 years, respectively.

     On March 31, 1998, the Company acquired Conexao Informatica Ltda., a Brazil-based electronics manufacturing service provider, in exchange for a total of 1,686,372 Ordinary Shares, of which 473,220 Ordinary Shares were to be issued upon resolution of certain general and specific contingencies. The contingencies were resolved and the 473,220 Ordinary Shares were issued in March 1999. On March 31, 1998, the Company also acquired Altatron, Inc., an electronics manufacturer service provider headquartered in Fremont, California, with facilities in Fremont, California; Richardson, Texas; and Hamilton, Scotland in exchange for 3,154,600 Ordinary Shares, of which 630,920 Ordinary Shares were to be issued upon resolution of certain general and specific contingencies. The contingencies were resolved and the 630,920 Ordinary Shares were to be issued subsequent to fiscal 1999. The acquisitions of Conexao and Altatron have been accounted for as a pooling-of-interests. The Company did not restate its prior period financial statements with respect to these acquisitions because they did not have a material impact on its consolidated results of operations. Accordingly, the balance sheets of Conexao and Altatron as of March 31, 1998 were included in the Company's consolidated balance sheet as of March 31, 1998 and the results of operations for Conexao and Altatron are included in the Company's results of operations beginning in the first quarter of fiscal 1999.

     On December 1, 1997 the Company acquired DTM Products, Inc., a Colorado-based producer of injection molded plastics for North American OEMs, in exchange for 1,009,876 Ordinary Shares, and acquired Energipilot AB, a Swedish company principally engaged in providing cables and engineering services for Northern European OEMs, in exchange for 919,960 Ordinary Shares. The acquisitions of DTM and Energipilot have been accounted for as a pooling-of-interests. The Company did not restate its prior period financial statements with respect to these acquisitions because they did not have a material impact on its consolidated results. Accordingly, the results of operations for DTM and Energipilot beginning in December 1, 1997 are included in the Company's consolidated statement of operations.

     On October 30, 1997, the Company acquired 92% of the outstanding shares of Neutronics, an Austrian electronics manufacturing service provider with operations in Austria and Hungary for 11,224,000 Ordinary Shares. The acquisition was accounted for as a pooling-of-interests and, accordingly, the Company has restated its prior period financial statements to give effect to this acquisition.

     On March 27, 1997, the Company acquired the facilities in Karlskrona, Sweden from Ericsson for approximately $82.4 million. The acquisition was financed by borrowings from banks, which the Company repaid in October 1997 with the net proceeds from the Company's debt and equity offering in 1996. The transaction has been accounted for under the purchase method. As a result, the purchase price was allocated to the assets based on their estimated fair market values at the date of acquisition.

     The ability of the Company to obtain the benefits of these acquisitions is subject to a number of risks and uncertainties, including the Company's ability to successfully integrate the acquired operations and its ability to maintain, and increase, sales to customers of the acquired companies. There can be no assurance that any acquisitions will not materially affect the Company.

     In fiscal 1999, the Company wrote off $2.0 million of in-process research and development associated with the acquisition of ACL. The Company also incurred $3.4 million associated with the consolidation of excess facilities in Hong Kong and United States. At the completion of the Hong Kong consolidation process, all the Hong Kong facilities will occupy 60,000 square feet of manufacturing space with approximately 300 employees. The provision for excess facilities of $3.4 million in fiscal 1999 is comprised of $2.2 million relating to the costs for consolidating the Company's four manufacturing and administrative facilities in Hong Kong and $1.2 million relating to the consolidation of certain U.S. facilities.

     The Company incurred merger-related expenses of $7.4 million in fiscal 1998 associated with the acquisitions of Neutronics, DTM, Energipilot, Altatron and Conexao, including $4.0 million associated with the Neutronics, DTM, and EnergiPilot acquisitions and the cancellation of Neutronics' planned initial public offering.

     The Company incurred costs of $8.9 million in fiscal 1998 associated with the consolidation of excess facilities in the United Kingdom. The acquisition of Altatron's Scotland facility resulted in duplicative facilities in Wales and Scotland. The provision for the closure of the Wales facility includes the write-off of $3.8 million in goodwill, $1.6 million in severance payments and pension scheme, $2.4 million in factory disposal related expenses, and $1.1 million in government grant reimbursements and legal fees.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of net sales.

                                                 FISCAL YEAR ENDED
                                                      MARCH 31,
                                               ----------------------
                                                1997    1998     1999
                                               -----   -----    -----
Net sales....................................  100.0   100.0    100.0
Cost of sales................................   91.1    90.8     91.9
                                               -----   -----    -----
Gross margin.................................    8.9     9.2      8.1
Selling, general and administrative..........    4.8     4.8      3.7
Goodwill and intangible amortization.........    0.3     0.3      0.2
Provision for excess facilities..............    0.7     0.7      0.1
Acquired in-process research and development.     --      --      0.1
                                               -----   -----    -----
Income from operations.......................    3.1     3.4      4.0
Merger-related expenses......................     --    (0.6)      --
Interest and other expense, net..............   (1.0)   (1.1)    (1.0)
                                               -----   -----    -----
Income before income taxes...................    2.1     1.7      3.0
Provision for income taxes...................    0.4     0.2      0.4
                                               -----   -----    -----
Net income...................................    1.7     1.5      2.6
                                               =====   =====    =====

     Net Sales

     Substantially all of the Company's net sales have been derived from the manufacture and assembly of products for OEM customers. See "-Certain Factors Affecting Operating Results -- A majority of our sales comes from a small number of customers; if we lose any of these customers our sales could decline significantly" and "-We depend upon the electronics industry which continually produces technologically advanced products with short life cycles; our ability to continually manufacture such products on a cost-effective basis would harm our business."

     Net sales for fiscal 1999 increased 71.5% to $2.0 billion from $1.2 billion in fiscal 1998. The increase in sales for fiscal 1999 was primarily due to increase in sales to certain existing customers, including Philips, Ericsson and Cisco. The Company's largest customers during fiscal 1999 were Philips, Ericsson, and Cisco accounting for approximately 16%, 15%, and 11% of consolidated net sales, respectively. No other customer accounted for more than 10% of consolidated net sales in fiscal 1999.

     Net sales for fiscal 1998 increased 45.1% to $1.2 billion from $820.7 million in fiscal 1997. The increase in sales for fiscal 1998 was primarily due to (i) sales to Ericsson following the March 27, 1997 acquisition from Ericsson of facilities located in Karlskrona, Sweden (the "Karlskrona Facilities"), (ii) an increase in sales to certain existing customers, including Advanced Fibre Communications, Cisco, and Braun/Thermoscan and (iii) sales to certain new customers including Bay Networks and Auspex Systems. This increase was partially offset by reduced sales to certain customers, including Minebea, Visioneer, 3Com/US Robotics and Global Village.

     Gross Profit

     Gross profit varies from period to period and is affected by, among other things, product mix, component costs, product life cycles, unit volumes, startup, expansion and consolidation of manufacturing facilities, pricing, competition and new product introductions.

     Gross profit margin decreased to 8.1% for fiscal 1999 from 9.2% in fiscal 1998. The decrease in gross margin was primarily due to the increases in higher volume projects, which typically have a lower gross profit and startup expenses associated with new projects.

     Gross profit margin increased to 9.2% for fiscal 1998 from 8.9% in fiscal 1997. The gross profit margin in fiscal 1998 was adversely affected by changes in customer and product mix and costs associated with the startup of new facilities in Doumen, China and Guadalajara, Mexico. Prices paid to the Company by its significant customers can vary significantly based on the customer's order level, with per unit prices typically declining as volumes increase. These changes in price and volume can materially affect the Company's gross profit margin. See "-Certain Factors Affecting Operating Results - If we do not manage effectively the expansion of our operations, our business may be harmed."

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses ("SG&A") for fiscal 1999 increased to $75.1 million from $57.2 million in fiscal 1998 but decreased as a percentage of net sales to 3.7% in fiscal 1999 from 4.8% in fiscal 1998. The dollar increase in SG&A was mainly due to (i) investment in infrastructure such as personnel and other related corporate and administrative expenses and information systems to support the expansion of the Company's business and (ii) the addition of new sales personnel in the Asia, Europe and the United States.

     SG&A for fiscal 1998 increased to $57.2 million from $39.7 million in fiscal 1997 but as a percentage of net sales remained consistent at 4.8% for both fiscal 1998 and fiscal 1997. The dollar increase was mainly due to (i) the addition of new sales personnel in the United States and Europe; (ii) the inclusion of the operations of the Karlskrona Facilities and (iii) investment in infrastructure such as personnel and other related corporate and administrative expenses and information systems to support the expansion of the Company's business.

     Goodwill and Intangible Assets Amortization

     Goodwill and intangible assets are amortized on a straight-line basis over the estimated life of the benefits received, which ranges from three to twenty-five years.

     Goodwill and intangible assets amortization in fiscal 1999 was unchanged at $3.7 million from fiscal 1998. In March 1999, the Company acquired an additional 50% equity interest in FICO increasing its ownership of FICO to 90% and recorded $8.5 million in goodwill and $420,000 in intangible assets and is amortized over 8 and 3 years, respectively. The Company also recorded another $7.8 million goodwill from the acquisition of ACL which is amortized over 10 years. As a result of these acquisitions, goodwill and intangible asset amortization expense per quarter will increase by approximately $501,000 starting in the first quarter of fiscal 2000. See Note 2 of Notes to Consolidated Financial Statements.

     Goodwill and intangible assets amortization in fiscal 1998 increased to $3.7 million from $2.7 million in fiscal 1997. In the second quarter of fiscal 1998, the Company reduced its estimate of the useful lives of the goodwill and intangible assets (consisting of goodwill, customer lists and trademarks and tradenames) arising from the Astron acquisition from approximately twenty years to ten years. This reduction increased the Company's amortization expense per quarter by approximately $279,000, beginning in the second quarter of fiscal 1998.

     Provision for Excess Facilities

     The provision for excess facilities of $3.4 million in fiscal 1999 is comprised of $2.2 million relating to the costs for consolidating the Company's four manufacturing and administrative facilities in Hong Kong and $1.2 million relating to the consolidation of certain U.S. facilities. The provision for excess facilities are comprised of $1.5 million for the reduction of certain personnel due to consolidation of certain operations, $1.5 million for the write-off of equipment and assets related to the operations the Company has exited, and $400,000 related to the consolidation of facilities. In connection with the provision for excess facilities, the Company terminated approximately 250 employees in the areas of finance, engineering, operations, production and purchasing. The consolidation of facilities was substantially completed in November 1999.

     The provision for excess facilities of $8.9 million in fiscal 1998 relates to the costs incurred in closing the Wales facility. This charge consists primarily of the write-off of goodwill and intangible assets of $3.8 million, severance payments, reimbursement of government grants, and costs associated with the disposal of the factory. This closure is a result of the Company's acquisition of Altatron, which resulted in duplicative facilities in the United Kingdom. See Note 9 of Notes to Consolidated Financial Statements.

     The provision for excess facilities of $5.9 million in fiscal 1997 consists of the costs incurred in downsizing the Texas facility, downsizing the Singapore manufacturing operations and writing off obsolete equipment and incurring certain severance obligations at the nCHIP semiconductor fabrication facility. The Texas facility was primarily dedicated to production for Global Village Communications and Apple Computer, to whom the Company is no longer making sales. The nCHIP semiconductor fabrication facility was primarily dedicated to producing PCBs for nCHIP's MCMs, and the Company has transferred these operations to a third party. The Singapore manufacturing facilities were downsized in connection with the shift of manufacturing operations to lower cost manufacturing locations.

     Acquired In-Process Research and Development

     Based on an independent valuation of certain of the assets of ACL and other factors, the Company determined that the purchase price of ACL included in-process research and development costs totaling $2.0 million which had not reached technological feasibility and had no probable alternative future use. Accordingly, the Company wrote-off $2.0 million of in-process research and development in fiscal 1999.

     Merger Expenses

     In fiscal 1998, the Company incurred $7.4 million of merger expenses associated with the acquisitions of Neutronics, EnergiPilot, DTM, Altatron and

Conexao. The Neutronics merger expenses included $2.2 million in cost associated with the cancellation of Neutronics's public offering and $900,000 in other legal and accounting fees. The remaining $4.3 million consists of a $3.1 million brokerage and finders fees incurred in the Altatron acquisition and $1.2 million in legal and accounting fees for all of the fiscal 1998 acquisitions.

     Interest and other expense, net

     Interest and other expense, net increased to $20.8 million in fiscal 1999 from $12.3 million in fiscal 1998. The following table sets forth information concerning the components of other income and expense.

                                              FISCAL YEAR ENDED
                                                  MARCH 31,
                                      --------------------------------
                                               (IN THOUSANDS)
                                        1997        1998        1999
                                      -------     --------    --------
Interest expense....................  $(7,123)    $(17,879)   $(22,820)
Interest income.....................    1,351        2,781       5,199
Foreign exchange gain (loss)........      262        1,221      (5,068)
Equity in earnings of associated
  companies.........................      133        1,194       1,036
Permanent impairment in investment..   (3,200)          --          --
Bank commitment fees................     (750)          --          --
Gain on sale of subsidiary's stock..    1,027           --          --
Minority interest...................     (387)        (356)     (1,319)
Other income (expense), net..........    1,039          767       2,140
                                      -------     --------    --------
                                      $(7,648)    $(12,272)   $(20,832)
                                      =======     ========    ========

     Net interest expense increased to $17.6 million in fiscal 1999 from $15.1 million in fiscal 1998. The increase was primarily due to increased bank borrowings to finance the capital expenditures and expansion of the Company's facilities in Sweden, Hungary, Mexico and China. The Company anticipates that its interest expense will increase in future periods as a result of borrowings under its credit facility.

     Net interest expense increased to $15.1 million in fiscal 1998 from $5.8 million in fiscal 1997. The increase was primarily from increased bank borrowings to finance the acquisition of the Karlskrona Facilities, capital expenditures and the issuance of the $150.0 million 8.75% Senior Subordinated Notes in October 1997.

     In fiscal 1999, there was $5.1 million of foreign exchange loss compared to $1.2 million foreign exchange gain in fiscal 1998. The foreign exchange loss in fiscal 1999 mainly relates to foreign currency monetary liabilities in Austria, Finland, Brazil and Hungary. Foreign exchange gain increased to $1.2 million from $262,000 gain in fiscal 1997. The foreign exchange gain for fiscal 1998 was mainly due to the strengthening of the U.S. dollar against Asian currencies. See
Note 2 of Notes to Consolidated Financial Statements.

     Equity in earnings of associated companies for fiscal 1999 decreased to $1.0 million from $1.2 million in fiscal 1998. The equity in earnings of associated companies results primarily from the Company's previous 40% investment in FICO.

     Equity in earnings of associated companies for fiscal 1998 increased to $1.2 million from $133,000 in fiscal 1997. The equity in earnings of associated companies results primarily from the Company's original 40% investment in FICO and, to a lesser extent, certain minority investments of Neutronics. The Company acquired a 40% interest in FICO in December 1996. According to the equity method of accounting, the Company did not recognize revenue from sales by FICO, but based on its ownership interest recognized 40% of the net income or loss of the associated company. The Company has recorded its 40% share of FICO's post-acquisition net income.

     The Company recognized a permanent impairment in an investment in fiscal 1997, represented by a write-off of publicly traded common stock received from a customer in fiscal 1997 as payment of $3.2 million in accounts receivable. As a result of a significant decline in the market value of this common stock following its receipt by the Company, this common stock subsequently was deemed to be permanently impaired in fiscal 1997, resulting in a $3.2 million expense. In fiscal 1997, bank commitment fees represented $750,000 of commitment fees written off in March 1997 when the bank's commitment expired unused.

     Gain on sale of subsidiary of $1.0 million in fiscal 1997 was due to a gain from the sale of a Hungarian subsidiary by Neutronics.

     Minority interest expense for fiscal 1999 was comprised primarily of the 8% minority interest in Neutronics and 10% minority interest in FICO not acquired by the Company in March 1999.

     Minority interest expense for fiscal 1997 and 1998 was comprised primarily of the 8% minority interest in Neutronics not acquired by the Company in October 1997 and the 4.1% minority interest in Ecoplast, a subsidiary of Neutronics held by a third party.

     Other income (expense), net increased from $767,000 net other income in fiscal 1998 to $2.1 million net other income in fiscal 1999. The other income in fiscal 1999 comprised mainly of gain from disposal of land in Mexico. Other income decreased to $767,000 in fiscal 1998 compared to an income of $1.0 million in fiscal 1997. Other income, net in fiscal 1997 includes $898,000 of income received under the Company's business interruption insurance policy as a result of an April 1996 fire at its facilities in Doumen, China.

     Provision for Income Taxes

     The Company is structured as a holding company, conducting its operations through manufacturing and marketing subsidiaries in Austria, Brazil, China, Finland, France, Hungary, Malaysia, Mauritius, Mexico, The Netherlands, Singapore, Sweden, the United Kingdom and the United States. These subsidiaries are subject to taxation in the country in which they have been formed. The Company's Asian and Hungarian manufacturing subsidiaries have, at various times, been granted certain tax relief in each of these countries, resulting in lower than would otherwise be the case under ordinary tax rates. See Note 7 of Notes to Consolidated Financial Statements.

     The Company's consolidated effective tax rate for any given period is calculated by dividing the aggregate taxes incurred by each of the operating subsidiaries and the holding company by the Company's consolidated pre-tax income. Losses incurred by any subsidiary or by the holding company are not deductible by the entities incorporated in other countries in the calculation of their respective local taxes. The ordinary corporate tax rates for fiscal 1999 were 34%, 28%, 41.66%, 28%, 26%, 18%, 16% and 15% in Austria, Finland, France,
Sweden, Singapore, Hungary, Hong Kong and China, respectively, and 30% on manufacturing operations in Malaysia. In addition, the tax rate is de minimis in Labuan, Malaysia and Mauritius where the Company's offshore marketing subsidiaries are located. The Company's Hungarian subsidiaries have been on a tax holiday that expired on December 31, 1998. Effective January 1, 1999, the Company's Hungarian subsidiaries will be subject to corporate income taxes at a flat rate of 18%, which will effectively be reduced to 7.2% in the years 1999 through 2003 because a 60% exemption will apply. As a result of this change in tax status, the Company expects to be subject to current income taxes in Hungary in future years. The Company's U.S. and U.K. subsidiaries are subject to ordinary corporate tax rates of 35% and 30% respectively. However, these tax rates did not have any material impact on the Company's taxes in fiscal 1999 due to the operating loss carry forwards benefited in this period.

     The Company's consolidated effective tax rate was 12.7% for fiscal year 1999 compared to 11.3% for fiscal year 1998. The increase in the effective tax rate was due to the expansion of operations and increase in profitability in countries with higher tax rates.

     At March 31, 1999, the Company had operating loss carryforwards of approximately $24.2 million for U.S. federal income tax purposes which will expire between 2003 and 2012 if not previously utilized. Utilization of these net operating loss carryforwards may be subject to an annual limitation due to the change in ownership rules provided by the Internal Revenue Code (the "Code"). This limitation and other restrictions provided by the Code may reduce the net operating loss carryforwards such that they would not be available to offset future taxable income of the U.S. subsidiary.

     At March 31, 1999, the Company had operating loss carryforwards of approximately $9.9 million, $6.8 million and $6.5 million in U.K., Austria and Hong Kong, respectively with various loss carryforward lives pursuant to local county tax laws. The utilization of these net operating loss carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose.

     The Company has structured its operations in Asia in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. The Company's investments in its plants in Xixiang and Doumen, China fall under the "Foreign Investment Scheme" which entitles the Company to apply for a five-year tax incentive. The Company obtained the tax incentive for the Doumen plant in December 1995 and the Xixiang plant in October 1996. With these approvals, the Company's tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year and 15% thereafter. The Company has transferred its offshore marketing and distribution functions to marketing subsidiaries located in Labuan, Malaysia, where the tax rate is de minimis and Mauritius, where the tax rate is 0%. The Company's facility in Shekou, China, which was closed in fiscal 1996, was located in a "Special Economic Zone" and was an approved "Product Export Enterprise" that qualified for a special corporate income tax rate of 10%.

     If tax incentives are not renewed upon expiration, if the tax rates applicable to the Company are rescinded or changed, or if tax authorities were to challenge successfully the manner in which profits are recognized among the Company's subsidiaries, the Company's worldwide effective tax rate would increase and its results of operations and cash flow would be adversely affected. A significant portion of the products manufactured by the Company's Asian subsidiaries are sold to customers based in other jurisdictions in North

America and Europe. While the Company believes that profits from its Asian operations are not sufficiently connected to such other jurisdictions to give rise to income taxation in such other jurisdictions, there can be no assurance that tax authorities will not challenge the Company's position or, if such challenge is made, that the Company will prevail in any such disagreement. If the Company's Asian profits became subject to income taxes in such other jurisdictions, the Company's taxes would increase and its results of operations and cash flows would be adversely affected. The expansion by the Company of its operations in the Americas and countries in Western Europe that have higher tax rates is expected to increase its worldwide effective tax rate. See "-Certain Factors Affecting Operating Results - We are subject to the risk of increased taxes."

Quarterly Results

     The following table contains selected unaudited quarterly financial data for 1998 and 1999 fiscal years. In the opinion of management, this information has been presented on the same basis as the annual audited consolidated financial statements appearing elsewhere, and all necessary adjustments (consisting of normal recurring adjustments) have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of the Company. The Company's results of operations have varied and may continue to fluctuate significantly from quarter to quarter. Results of operations in any period should not be considered indicative of the results to be expected from any future period.

                                 FISCAL YEAR ENDED                        FISCAL YEAR ENDED
                                   MARCH 31, 1998                          MARCH 31, 1999
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)
                         -------------------------------------  --------------------------------------
                          First    Second    Third     Fourth    First     Second    Third     Fourth
                        --------  --------  --------  --------  --------  --------  --------  --------
Net sales.............. $255,077  $270,998  $314,530  $350,589  $397,273  $470,889  $580,395  $594,817
Cost of sales..........  231,771   246,041   285,447   317,930   363,294   431,893   534,053   549,120
                        --------  --------  --------  --------  --------  --------  --------  --------
Gross margin...........   23,306    24,957    29,083    32,659    33,979    38,996    46,342    45,697
Selling, general and
  administrative.......   13,448    12,685    14,653    16,431    14,983    17,976    19,783    22,367
Goodwill and intangible
  amortization.........      745     1,010       952       956       884       890       893       997
Provision for excess
  facilities...........       --        --        --     8,869        --        --        --     3,361
Acquired in-process
  research and
  development..........       --        --        --        --        --        --        --     2,000
                        --------  --------  --------  --------  --------  --------  --------   -------
Income from operations.    9,113    11,262    13,478     6,403    18,112    20,130    25,666    16,972
Merger-related expenses       --        --    (4,000)   (3,415)       --        --        --        --
Interest and other
  expense, net.........   (2,219)   (4,129)   (2,742)   (3,182)   (4,801)   (5,361)   (7,791)   (2,879)
                        --------  --------  --------  --------  --------  --------  --------  --------
Income (loss) before
  Income taxes.........    6,894     7,133     6,736      (194)   13,311    14,769    17,875    14,093
Income tax expense
  (benefit)............      762       927     1,212      (583)    1,576     1,726     2,079     2,251
                        --------  --------  --------  --------  --------  --------  --------  --------
Net income............. $  6,132   $ 6,206  $  5,524  $    389  $ 11,735  $ 13,043  $ 15,796  $ 11,842
                        ========  ========  ========  ========  ========  ========  ========  ========

Diluted earnings
  per share............ $   0.08   $  0.08  $   0.07  $   0.00  $   0.13  $   0.15  $   0.16  $   0.11
                        ========  ========  ========  ========  ========  ========  ========  ========
Weighted average
 ordinary shares and
 equivalents
 outstanding - diluted    73,612    75,528    84,856    86,840    90,636    89,944    95,766   107,004
                         =======  ========  ========  ========  ========  ========  ========  ========

     The Company has experienced, and expects to continue to experience, significant periodic and quarterly fluctuations in results of operations due to a variety of factors. These factors include, among other things, timing of orders, the short-term nature of most customers' purchase commitments, volume of orders relative to the Company's capacity, customers' announcement, introduction and market acceptance of new products or new generations of products, evolution in the life cycles of customers' products, timing of expenditures in anticipation of future orders, effectiveness in managing manufacturing processes, changes in cost and availability of labor and components, mix of orders filled, timing of acquisitions and related expenses and changes or anticipated changes in economic conditions. In addition, the Company's net sales may fluctuate throughout the year as a result of local factors and other events that may affect production volumes. The market segments served by the Company are also subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recessionary period affecting the industry segments served by the Company could have a material adverse effect on the Company's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period, and fluctuations in operating results may also result in fluctuations in the price of the Company's Ordinary Shares. In future periods, the Company's revenues or results of operations may be below the expectations of public market analysts and investors. In such event, the price of the Company's Ordinary Shares would likely be materially adversely affected. See "Certain Factors Affecting Operating Results -- Our customer requirements and operating results vary significantly."

BACKLOG

     Although the Company obtains firm purchase orders from its customers, OEM customers typically do not make firm orders for delivery of products more than 30 to 90 days in advance. The Company does not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or canceled.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations from the proceeds of public offerings of equity securities and debt offerings, cash and cash equivalents generated from operations, bank debt and lease financing of capital equipment. In December 1998, the Company issued 10.8 million Ordinary Shares for net proceeds of $194.0 million. In October 1997, the Company issued $150.0 million principal amount of Senior Subordinated Notes due in 2007 for net proceeds of $145.7 million and issued 8,740,000 Ordinary Shares for net proceeds of $96.2 million. At March 31, 1999 the Company had cash and cash equivalents balances totaling $184.9 million, total bank and other debts amounting to $315.4 million and $99.1 million available for borrowing under its credit facilities subject to compliance with certain financial ratios.

     In October 1999, the Company completed an offering of its Ordinary Shares. A total of 13.8 million Ordinary Shares were sold at a price of $33.84 per share resulting in net proceeds of approximately $449.3 million. The net proceeds from this equity offering will be used to fund further expansion of our business, including additional working capital and capital expenditures and strategic acquisitions or investments.

     Cash provided by operating activities was $46.2 million, $46.8 million and $69.2 million in fiscal 1999, 1998 and 1997, respectively. Cash provided by operating activities increased in fiscal 1999 from fiscal 1998 due to an increase in net income, depreciation and amortization and accounts payable, partially offset by increases in accounts receivables and inventories. Cash provided by operating activities decreased in fiscal 1998 from fiscal 1997 because of the increase in accounts receivable and inventories, partially offset by increases in accounts payables, increases in depreciation and amortization and the increase in profitability in fiscal 1998.

     Accounts receivable, net of allowance for doubtful accounts increased to $273.2 million at March 31, 1999 from $167.6 million at March 31, 1998. The increase in accounts receivable was primarily due to a 71.4% increase in sales in fiscal 1999.

     Inventories increased to $221.4 million at March 31, 1999 from $164.3 million at March 31, 1998. The increase in inventories was primarily the results of increased purchases of material to support the growing sales.

     Cash used in investing activities was $226.3 million, $108.7 million and $120.3 million in fiscal 1999, 1998 and 1997, respectively. Cash used in investing activities in fiscal 1999 were primarily related to (i) $169.9 million of capital expenditures to purchase equipment and expand manufacturing facilities in Brazil, China, Hungary, Mexico, the United States and Sweden. (ii) $15.0 million for the acquisition of ACL, (iii) $7.2 million for the acquisition of FICO, (iv) $24.0 million to the former shareholders of Astron for the remaining purchase price relating to the acquisition of Astron, (v) $17.8 million for minority investment in stocks of various technology companies in software and related industries. Cash used in investing activities in fiscal 1998 were primarily related to capital expenditures of $101.3 million. Capital expenditures in fiscal 1998 related to the purchase of equipment and construction of new facilities in Doumen, China, Guadalajara, Mexico, San Jose, California and Karlskrona, Sweden. Cash used in investing activities in fiscal 1997 consisted primarily of $82.4 million paid for the acquisition of the Karlskrona Facilities and $39.2 million in capital expenditures.

     Cash provided by financing activities was $275.3 million, $130.8 million and $62.8 million in fiscal 1999, 1998, and 1997, respectively. Cash provided by financing activities in fiscal 1999 resulted primarily from the Company's equity offering of 5.4 million Ordinary Shares in December 1998 with net proceeds of $194.0 million. Cash provided by financing activities in fiscal 1998 resulted primarily from net proceeds of the issuance of Senior Subordinated Notes of $145.7 million and net proceeds from the equity offering of $96.2 million, partially offset by $111.0 million of net repayments of bank borrowings, capital leases, long-term debts and payment of $5.0 million notes due to Astron's former shareholders. Cash provided by financing activities in fiscal 1997 consisted primarily of net bank borrowings and proceeds from long term debt of $80.8 million.

     The Company maintains a credit facility with a syndicate of banks. This facility provides for revolving credit borrowings by Flextronics and a number of its subsidiaries of up to $120.0 million, subject to compliance with certain financial covenants and the satisfaction of customary borrowing conditions. The credit facility consists of two separate credit agreements, one providing for up to $62.9 million principal amount of revolving credit loans to the Company and designated subsidiaries and one providing for up to $57.1 million principal amount of revolving credit loans to the Company's United States subsidiary. Loans under the credit facility will terminate in January 2001. See Note 4 of Notes to Consolidated Financial Statements. The Company anticipates that it will from time to time borrow revolving credit loans to fund its operations and growth.

     The Company anticipates that its working capital requirements will increase in order to support anticipated increases in business capacity. In addition, the Company anticipates incurring significant capital expenditures and operating lease commitments in order to support its anticipated expansions of these facilities in China, Hungary, Mexico and Brazil. Future liquidity needs will depend on fluctuations in levels of inventory, the timing of expenditures by the Company on new equipment, the extent to which the Company utilizes operating leases for the new facilities and equipment, levels of shipments by the Company and changes in volumes of customer orders. The Company believes that the existing cash balances, together with anticipated cash flow from operations and amounts available under the credit facility, will be sufficient to fund its operations through fiscal 1999. However, to the extent that the Company's operations significantly expand, the Company may be required to obtain additional debt or equity financing. See "Certain Factors Affecting Operating Results -- If we do not manage effectively the expansion of our operations, our business may be harmed" and "--We may encounter difficulties with acquisitions, which could harm our business."

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

     A portion of the Company's exposure to market risk for changes in interest rates relates to the Company's investment portfolio. The Company does not use derivative financial instruments in its investment portfolio. The Company invests in high-credit quality issuers and, by policy, limits the amount of credit exposure to any one issuer. As stated in its policy, the Company ensures the safety and preservation of its invested principal funds by limiting default risk, market risk and reinvestment risk. The Company mitigates default risk by investing in safe and high-credit quality securities and by constantly positioning its portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer, guarantor or depository. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. Maturities of short-term investments are timed, whenever possible, to correspond with debt payments and capital investments. As of March 31, 1999, the outstanding amount in the investment portfolio was $130.5 million, with an average maturity of 71 days and an average return of 5.05%.

     The Company also has exposure to interest rate risk with certain variable rate lines of credit. These credit lines are located throughout the world and are based on a spread over that country's inter-bank offering rate. The Company primarily enters into debt obligations to support general corporate purposes including capital expenditures and working capital needs. As of March 31, 1999, the outstanding short-term debt, including capitalized leases was $95.5 million. The following table presents principal cash flows and related interest rates by fiscal year of maturity for debt obligations. The variable interest rate for future years assumes the same rate as March 31, 1999.

Expected Fiscal Year of Maturity
(in thousands)

                                                                                                 There-
Debt                           2000          2001          2002         2003        2004          after       Total
-------------------------     ------        ------        ------       ------      ------        -------     -------
Senior Subordinated Notes         --            --           --           --           --        150,000     150,000
    Average interest rate       8.75%         8.75%        8.75%        8.75%        8.75%          8.75%       8.75%

Fixed Rate                    14,367        12,004        8,560        5,335        3,537         11,341      55,144
   Average interest rate         7.2%          7.2%         6.6%         7.4%         6.6            7.7%        7.6%

Variable Rate                 82,071         6,341        4,949        4,949        4,102          7,890     110,302
   Average interest rate         5.1%          5.1%         5.1%         5.1%         5.1%           5.1%        5.1%

Foreign Currency Exchange Risk

     The Company transacts business in various foreign countries. The Company manages its foreign currency exposure by borrowing in various foreign currencies and by entering into foreign exchange forward contracts only with respect to transaction exposure. The Company's policy is to maintain a fully hedged position for all certain, known transactions exposures. These exposures are primarily, but not limited to, vendor payments and inter-company balances in currencies other than the functional unit of the operating entity. The Company will first evaluate and, to the extent possible, use non-financial techniques, such as currency of invoice, leading and lagging payments, receivable management or local borrowing to reduce transaction exposure before taking steps to minimize remaining exposure with financial instruments. As of March 31, 1999, the total cumulative outstanding amounts of forward contracts in French Franc, Japanese Yen, Swedish Kronor and United States dollar was approximately $16.5 million.

CERTAIN FACTORS AFFECTING OPERATING RESULTS

If we do not manage effectively the expansion of our operations, our business may be harmed.

     We have grown rapidly in recent periods, and this growth may not continue. Internal growth will require us to develop new customer relationships and expand existing ones, improve our operational and information systems and further expand our manufacturing capacity.

     We plan to increase our manufacturing capacity by expanding our facilities and by adding new equipment. Such expansion involves significant risks. For example:

     o we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     o we may not efficiently and effectively integrate new operations, expand existing ones and manage geographically dispersed operations;

     o    we may incur cost overruns;

     o we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

     o we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected. Our expansion, both through acquisitions and internal growth, has contributed to our incurring significant accounting charges and experiencing volatility in our operating results and may continue to do so in the future.

We may encounter difficulties with acquisitions, which could harm our business.

     We have completed a number of acquisitions of businesses and facilities and expect to continue to pursue growth through acquisitions in the future. Acquisitions involve a number of risks and challenges, including:

     o    diversion of management's attention;

     o    the need to integrate acquired operations;

     o potential loss of key employees and customers of the acquired companies;

     o lack of experience operating in the geographic market of the acquired business; and

     o    an increase in our expenses and working capital requirements.

     To integrate acquired operations, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

     Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition. Furthermore, any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. We cannot assure that we will consummate any acquisitions in the future.

We have new customer relationships from which we are not yet receiving significant revenues, and orders from these customers may not reach anticipated levels.

     We have recently announced major new customer relationships from which we anticipate significant future sales. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be adversely affected if sales do not develop to the extent and within the time frame we anticipate.

Our customer requirements and operating results vary significantly.

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would adversely affect our results of operations.

     In addition to the variable nature of our operating results due to the short-term nature of our customers' commitments, other factors may contribute to significant fluctuations in our results of operations. These factors include:

     o    the timing of customer orders;

     o    the volume of these orders relative to our capacity;

     o    market acceptance of customers' new products;

     o    changes in demand for customers' products and product obsolescence;

     o    the timing of our expenditures in anticipation of future orders;

     o    our effectiveness in managing manufacturing processes;

     o    changes in the cost and availability of labor and components;

     o    changes in our product mix;

     o    changes in economic conditions;

     o local factors and events that may affect our production volume, such as local holidays; and

     o    seasonality in customers' product requirements.

     One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in revenues in our third fiscal quarter.

     We make significant decisions, including the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can adversely affect our gross margins and operating income.

A majority of our sales comes from a small number of customers; if we lose any of these customers, our sales could decline significantly.

     Sales to our five largest customers have represented a majority of our net sales in recent periods. Our five largest customers accounted for approximately 54% and 59% of consolidated net sales in the six months ended September 24, 1999 and September 25, 1998, respectively. Our largest customers during fiscal 1999 were Philips, Ericsson and Cisco accounting for approximately 16%, 15% and 11% of consolidated net sales, respectively. The identity of our principal customers has varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would have a material and adverse effect on us. We may not be able to timely replace expired, canceled, or reduced contracts with new business. See "--Our customer requirements and operating results vary significantly."

We depend upon the electronics industry which continually produces technologically advanced products with short life cycles; our inability to continually manufacture such products on a cost-effective basis would harm our business.

     Factors affecting the electronics industry in general could have a material adverse effect on our customers and, as a result on us. These factors include:

     o the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

     o the inability of our customers to develop and market their products, some of which are new and untested. If customers' products become obsolete or fail to gain widespread commercial acceptance, our business may be materially and adversely affected; and

     o    recessionary periods in our customers' markets.

There may be shortages of required electronic components.

     A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for procuring materials, which typically results in our bearing the risk of component price changes. Accordingly, certain component price changes could adversely affect our operating results. At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for such components. In recent months, component shortages have become more prevalent in our industry. In some cases, supply shortages could curtail production of assemblies using a particular component and could result in manufacturing and shipping delays.

Our industry is extremely competitive.

     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors, including Solectron and SCI Systems, have substantially greater market shares than us, and substantially greater manufacturing, financial, research and development and marketing resources. In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could adversely affect our operating results.

We are subject to the risk of increased taxes.

     We have structured our operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. Our taxes could increase if these tax incentives are not renewed upon expiration, or tax rates applicable to us are increased. Substantially all of the products manufactured by our Asian subsidiaries are sold to customers based in North America and Europe. We believe that profits from our Asian operations are not sufficiently connected to jurisdictions in North America or Europe to give rise to income taxation there. However, tax authorities in jurisdictions in North America and Europe could challenge the manner in which profits are allocated among our subsidiaries, and we may not prevail in any such challenge. If the profits recognized by our subsidiaries in jurisdictions where income taxes are lower became subject to income taxes in such other jurisdictions, our worldwide effective tax rate could increase.

We conduct operations in a number of countries and are subject to risks of international operations.

     The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, Finland, France, Hungary, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

     o    fluctuations in the value of currencies;

     o    changes in labor conditions;

     o    longer payment cycles;

     o    greater difficulty in collecting accounts receivable;

     o    burdens and costs of compliance with a variety of foreign laws;

     o    political and economic instability;

     o    increases in duties and taxation;

     o imposition of restrictions on currency conversion or the transfer of funds;

     o    limitations on imports or exports;

     o    expropriation of private enterprises; and

     o reversal of the current policies including favorable tax and lending policies encouraging foreign investment or foreign trade by our host countries.

     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for certain Asian nations. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be adversely affected by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

     Risks Relating to China. Under its current leadership, the Chinese government has been pursuing economic reform policies. However, the Chinese government may not continue to pursue such policies and these policies may not be successful even if pursued. In addition, China does not have a comprehensive and highly developed system of laws, and enforcement of laws and contracts is uncertain. The United States annually reconsiders the renewal of most favored nation trading status of China. China's loss of most favored nation status could adversely affect us by increasing the cost to U.S. customers of products manufactured by us in China.

     Risks relating to Mexico. The Mexican government exercises significant influence over many aspects of the Mexican economy and its action could have a significant effect on private sector entities in general and the Company in particular.

     Risks Relating to Hungary. Hungary has undergone significant political and economic change in recent years. Political, economic, social and other developments, and changes in laws could have a material and adverse effect on our business. Annual inflation and interest rates in Hungary have historically been much higher than those in Western Europe. Exchange rate policies have not always allowed for the free conversion of currencies at the market rate. Laws and regulations in Hungary have been, and continue to be, substantially revised during its transition to a market economy. As a result, laws and regulations may be applied inconsistently. Also in some circumstances, it may not be possible to obtain the legal remedies provided for under those laws and regulations in a reasonably timely manner, if at all.

     Risks Relating to Brazil. During the past several years, the Brazilian economy has been affected by significant intervention by the Brazilian government. The Brazilian government has changed monetary, credit, tariff and other policies to influence the course of Brazil's economy. The Brazilian government's actions to control inflation and effect other policies have often involved wage, price and exchange controls as well as other measures such as freezing bank accounts and imposing capital controls.

We are subject to risks of currency fluctuations.

     A significant portion of our business is conducted in the Swedish kronor, European euro and Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Singapore dollar, the Hong Kong dollar, the Malaysian ringgit, the Hungarian forint, the Mexican peso, and the British pound, as well as the kronor, the euro and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations, and in January 1999 the Brazilian real experienced further significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales and operating margins. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar, and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will have a material effect on our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future.

We depend on our key personnel.

     Our success depends to a larger extent upon the continued services of our key executives and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and there can be no assurance that we will retain our officers and key employees. We could be materially and adversely affected by the loss of key personnel.

We are subject to risks from the Year 2000 issue.

     The Year 2000 computer issue refers to a condition in computer software where a two digit field rather than a four digit field is used to distinguish a calendar year. Unless corrected, some computer programs could be unable to function on January 1, 2000, and thereafter until corrected, as they will be unable to distinguish the correct date. Such an uncorrected condition could significantly interfere with the conduct of our business, could result in disruption of our operations, and could subject it to potentially significantly legal liabilities.

     We are primarily addressing the Year 2000 issue concerning enterprise wide applications by replacing our management information system with a new enterprise management information system that is designed to provide enhanced functionality. We have been advised that our new enterprise management information system is Year 2000 compliant. However, we cannot provide assurances that the new system will be Year 2000 compliant. We currently have implemented this new information in a majority of our facilities in Asia, Central Europe, Western Europe and the Americas. We are currently evaluating the implementation of this new management information system at the facilities that we have recently acquired in Finland, France and Sweden. The new system will significantly affect many aspects of our business, including our manufacturing, sales and marketing and accounting functions. The successful implementation of this system is important to our future growth.

     Our business operations utilize electronic commerce systems and electronic data interchanges with suppliers and customers to implement a variety of supply chain management programs. While we are actively seeking assurances of Year 2000 compliance from our suppliers and customers, the failure by any one of these third parties to address Year 2000 issues could result in our temporary inability to process these supply chain management programs with such third parties, and this inability could have a material and adverse impact on our business and results of operations. In addition, we would be harmed if Year 2000 compliance issues resulted in serious disruptions in the operations of our customers and suppliers.

     We have facilities located in numerous countries throughout the world, and these facilities depend on the local infrastructure for power, telecommunications, transportation and other services. If Year 2000 issues cause disruptions in these fundamental services, our ability to conduct our operations could be seriously impaired. The Year 2000 issue also could affect our infrastructure and production lines.

We are subject to environmental compliance risks.

     We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals. Although we believe that our facilities are currently in material compliance with applicable environmental laws, violations could occur. The costs and penalties that could result from a violation of environmental laws could materially and adversely affect us.

The market price of the ordinary shares is volatile.

     The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of such companies. The market for our Ordinary Shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our Ordinary Shares.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Flextronics International Ltd :

     We have audited the accompanying consolidated balance sheets of Flextronics International Ltd. and subsidiaries (a Singapore company) as of March 31, 1998 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Neutronics Electronics Industries Holding A.G., a company acquired on October 30, 1997 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2. Such statements are included in the consolidated financial statements of Flextronics International Ltd. and reflect total revenues of 18 percent of the consolidated totals for the year ended March 31, 1997. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Neutronics Electronics Industries Holding A.G., is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flextronics International Ltd. and subsidiaries as of March 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 14(a) 2 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP


San Jose, California
December 22, 1999

                         REPORT OF INDEPENDENT AUDITORS

The Management and Supervisory Boards and Shareholders at Neutronics Electronic Industries Holding A.G.

     We have audited the accompanying consolidated balance sheets (not presented herein) of Neutronics Electronic Industries Holdings A.G. and its subsidiaries (the `Group') as at December 31, 1996 ,1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the periods then ended (not presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audits in accordance with United States Generally Accepted Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements (not presented herein) present fairly, in all material respects the financial position of the Group as at December 31, 1996, 1995 and 1994 and the results of its operations and its cash flows for the periods then ended in conformity with United States Generally Accepted Accounting Principles.


/s/ MOORE STEPHENS
Moore Stephens
Registered Auditors
St. Paul's House
Warwick Lane
London EC4P 4BN.


22 December 1999

                         FLEXTRONICS INTERNATIONAL LTD.
                           CONSOLIDATED BALANCE SHEETS

                                                                                 MARCH 31
                                                                        ----------------------------
                                                                            1998            1999
                                                                        -----------      -----------
                                                                           (IN THOUSANDS, EXCEPT
                                                                            SHARE AND PER SHARE
                                                                                 AMOUNTS)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents .......................................     $    91,827      $   184,860
  Accounts receivable, less allowances
    for doubtful accounts of $9,695 and $5,427 ....................         167,560          273,203
  Inventories .....................................................         164,257          221,352
  Other current assets ............................................          39,060           66,109
                                                                        -----------      -----------
          Total current assets ....................................         462,704          745,524
                                                                        -----------      -----------
Property and equipment, net .......................................         268,564          397,167
Goodwill and other intangibles, net ...............................          26,569           38,839
Other assets ......................................................          23,007           36,339
                                                                        -----------      -----------
          Total assets ............................................     $   780,844      $ 1,217,869
                                                                        ===========      ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank borrowings and current portion of long-term debt ...........     $    44,374      $    83,976
  Capital lease obligations .......................................           9,587           11,475
  Accounts payable ................................................         186,694          292,757
  Accrued liabilities .............................................          89,469           99,742
  Deferred revenue ................................................            --              5,976
                                                                        -----------      -----------
          Total current liabilities ...............................         330,124          493,926
                                                                        -----------      -----------

Long-term debt, net of current portion ............................         169,237          188,808
Capital lease obligations, net of current portion .................          23,181           31,187
Deferred income taxes .............................................           4,567            4,457
Other long-term liabilities .......................................          19,543           10,531
Minority interest .................................................             997            4,022
                                                                        -----------      -----------
          Total long-term liabilities .............................         217,525          239,005
                                                                        -----------      -----------
Commitments (Note 6) SHAREHOLDERS' EQUITY:

  Ordinary Shares, S$.01 par value; authorized--250,000,000 shares;
    issued and outstanding--86,113,326 and 100,054,596 as of March
    31, 1998 and 1999, respectively ...............................             542              620
  Additional paid-in capital ......................................         214,124          425,397
  Retained earnings ...............................................          30,352           82,768
  Cumulative translation adjustment ...............................         (11,823)         (23,847)
                                                                        -----------      -----------
          Total shareholders' equity ..............................         233,195          484,938
                                                                        -----------      -----------
          Total liabilities and shareholders' equity ..............     $   780,844      $ 1,217,869
                                                                        ===========      ===========

   The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED MARCH 31,
                                                   ---------------------------------------------
                                                       1997             1998            1999
                                                   -----------      -----------      -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                                      AMOUNTS)

Net Sales ....................................     $   820,742      $ 1,191,194      $ 2,043,374
Cost of Sales ................................         747,491        1,081,189        1,878,360
                                                   -----------      -----------      -----------
          Gross margin .......................          73,251          110,005          165,014
                                                   -----------      -----------      -----------
Operating Expenses:
  Selling, general and administrative ........          39,711           57,217           75,109
  Goodwill and intangibles amortization ......           2,651            3,663            3,664
  Provision for excess facilities ............           5,868            8,869            3,361
  Acquired in-process research and development            --               --              2,000
                                                   -----------      -----------      -----------
          Total operating expenses ...........          48,230           69,749           84,134
                                                   -----------      -----------      -----------
          Income from operations .............          25,021           40,256           80,880
Other Expense:
  Merger-related expenses ....................            --             (7,415)            --
  Interest and other expense, net ............          (7,648)         (12,272)         (20,832)
                                                   -----------      -----------      -----------
         Income before income taxes ..........          17,373           20,569           60,048
Provision for Income Taxes ...................           3,175            2,318            7,632
                                                   -----------      -----------      -----------
         Net income ..........................     $    14,198      $    18,251      $    52,416
                                                   ===========      ===========      ===========
Earnings Per Share

     Basic ...................................     $      0.20      $      0.24      $      0.58
                                                   ===========      ===========      ===========

     Diluted .................................     $      0.19      $      0.23      $      0.55
                                                   ===========      ===========      ===========
Shares used for earnings per share

     Basic ...................................          70,460           76,696           90,782
                                                   ===========      ===========      ===========

     Diluted .................................          72,956           80,032           95,970
                                                   ===========      ===========      ===========


   The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                   YEARS ENDED MARCH 31,
                                                             ----------------------------------
                                                               1997         1998         1999
                                                             --------     --------     --------
                                                                        (IN THOUSANDS)

Net income...............................................    $ 14,198     $ 18,251     $ 52,416
Other comprehensive loss, net of tax:
  Foreign currency translation adjustment................        (835)     (10,034)     (10,496)
                                                             --------     --------     --------
Comprehensive income.....................................    $ 13,363     $  8,217     $ 41,920
                                                             ========     ========     ========


The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                     ORDINARY SHARES        ADDITIONAL    RETAINED       CUMULATIVE      TOTAL
                                                  ---------------------      PAID-IN      EARNINGS      TRANSLATION   SHAREHOLDERS'
                                                   SHARES       AMOUNT       CAPITAL      (DEFICIT)      ADJUSTMENT      EQUITY
                                                  -------     ---------     ---------     ---------      ---------      ---------


BALANCE AT MARCH 31, 1996 ...................      67,719     $     436     $ 104,354     $   4,604      $     506      $ 109,900

  Issuance of Ordinary Shares for
     acquisition of Fine Line ...............         893             4           193         1,019           --            1,216
  Exercise of stock options .................         959             6         1,736          --             --            1,742
  Net income ................................        --            --            --          14,198           --           14,198
  Dividend paid to former Kyrel
     shareholder ............................        --            --            --            (959)          --             (959)
  Foreign currency translation ..............        --            --            --            --           (1,022)        (1,022)
                                                  -------     ---------     ---------     ---------      ---------      ---------

BALANCE AT MARCH 31, 1997 ...................      69,571           446       106,283        18,862           (516)       125,075
   Adjustment to conform fiscal year
      of pooled entity ......................        --            --            --          (3,136)          --           (3,136)
  Issuance of Ordinary Shares for
     acquisition of DTM .....................       1,009             6         1,028        (1,481)          --             (447)
  Issuance of Ordinary Shares for
     acquisition of Energipilot .............         920             4           254           549           --              807
  Issuance of Ordinary Shares for
     acquisition of Altatron ................       3,154            18            32         4,132           --            4,182
  Issuance of Ordinary Shares for
     acquisition of Conexao .................       1,685            10         8,487        (6,023)          --            2,474
  Exercise of stock options .................       1,034             8         1,940          --             --            1,948
  Sale of shares in public offering,
     net of $6,545 in offering costs ........       8,740            50        96,100          --             --           96,151
  Net income ................................        --            --            --          18,251           --           18,251
  Dividend paid to former Kyrel
     shareholder ............................        --            --            --            (802)          --             (802)
  Foreign currency translation ..............        --            --            --            --          (11,307)       (11,307)
                                                  -------     ---------     ---------     ---------      ---------      ---------

BALANCE AT MARCH 31, 1998 ...................      86,113           542       214,124        30,352        (11,823)       233,195
  Sale of shares in public offering,
    net of $1,750 in offering costs .........      10,800            58       193,942          --             --          194,000
  Issuance of Ordinary Shares for
    acquisition of FICO .....................         256             2         4,798          --             --            4,800
  Exercise of stock options .................       2,741            16        11,369          --             --           11,385
  Ordinary Shares issued under
     Employee Stock Purchase Plan ...........         145             2         1,164          --             --            1,166
  Net income ................................        --            --            --          52,416           --           52,416
  Foreign currency translation ..............        --            --            --            --          (12,024)       (12,024)
                                                  -------     ---------     ---------     ---------      ---------      ---------
BALANCE AT MARCH 31, 1999 ...................     100,055     $     620     $ 425,397     $  82,768      $ (23,847)     $ 484,938
                                                  =======     =========     =========     =========      =========      =========


   The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED MARCH 31,
                                                               -----------------------------------
                                                                  1997         1998        1999
                                                               ---------    ---------    ---------
                                                                          (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ...............................................   $  14,198    $  18,251    $  52,416
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization ..........................      22,305       34,149       54,789
    Gain on sale of subsidiary .............................      (1,027)        --           --
    Provision for doubtful accounts ........................       3,258        1,218       (2,374)
    Provision for inventories ..............................       4,228        3,249        4,163
    Equity in earnings of associated companies .............        (133)      (1,194)      (1,036)
    In-process research and development ....................        --           --          2,000
    Provision for excess facilities ........................       5,308        8,869        3,361
    Minority interest expense and other non-cash expenses ..       1,295          908          575
    Changes in operating assets and liabilities (net of
      effect of acquisitions):
        Accounts receivable ................................       9,624      (41,090)    (102,803)
        Inventories ........................................      13,744      (28,619)     (65,811)
        Other current assets ...............................     (10,362)     (19,937)     (25,679)
        Accounts payable and accrued liabilities ...........       6,919       70,682      126,979
        Deferred revenue ...................................       1,788          317          314
        Deferred income taxes ..............................      (1,926)        --           (729)
                                                               ---------    ---------    ---------
Net cash provided by operating activities ..................      69,219       46,803       46,165
                                                               ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment ......................     (39,152)    (101,844)    (159,578)
  Proceeds from sale of property and equipment .............       4,827        1,622        6,544
  Proceeds from sale of subsidiaries .......................       1,012         --           --
  Investment in associated company .........................      (3,116)      (2,200)        --
  Proceeds from disposal of investment in associated company        --           --            572
  Other investments ........................................         (41)      (3,611)     (17,754)
  Dividend paid to former Kyrel shareholder.................        (959)        (802)        --
  Payment for Astron earnout and remaining purchase price
    related to the acquisition of Astron ...................        --         (6,250)     (24,000)
  Effect of acquisitions on cash ...........................        --          4,363          379
  Net cash paid for acquired businesses ....................     (82,354)        --        (22,200)
  Repayments from (loans to) related party .................        (469)          35         --
                                                               ---------    ---------    ---------
Net cash used in investing activities ......................    (120,252)    (108,687)    (216,037)
                                                               ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank borrowings and proceeds from long-term debt .........     160,940      160,615      190,266
  Repayment of bank borrowings and long-term debt ..........     (80,136)    (261,420)    (119,817)
  Borrowings from (payments to) related company ............      (4,403)       2,946         --
  Equipment refinanced under capital leases ................       3,509         --           --
  Repayment of capital lease obligations ...................      (7,991)     (10,152)     (11,957)
  Proceeds from exercise of stock options and Employee
    Stock Purchase Plan ....................................       1,362        1,948       12,551
  Payments on notes payable ................................     (10,463)      (5,000)        --
  Gross proceeds from issuance of Senior Subordinated Notes         --        150,000         --
  Expenses related to the issuance of Senior Subordinated
    Notes ..................................................        --         (4,313)        --
  Gross proceeds from sales of Ordinary Shares .............        --        102,695      195,750
  Expenses related to sales of Ordinary Shares .............        --         (6,545)      (1,750)
                                                               ---------    ---------    ---------
Net cash provided by financing activities ..................      62,818      130,774      265,043
                                                               ---------    ---------    ---------
Effect of exchange rate changes ............................        (245)      (4,305)      (2,138)
Effect of Neutronics fiscal year conversion ................        --            389         --
                                                               ---------    ---------    ---------
Increase in cash and cash equivalents ......................      11,540       64,974       93,033
Cash and cash equivalents, beginning of period .............      15,313       26,853       91,827
                                                               ---------    ---------    ---------
Cash and cash equivalents, end of period ...................   $  26,853    $  91,827    $ 184,860
                                                               =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

1. ORGANIZATION OF THE COMPANY

     Flextronics International Ltd. ("Flextronics" or the "Company") is incorporated in the Republic of Singapore. Flextronics provides advanced electronics manufacturing services to sophisticated original equipment manufacturers ("OEMs") in the telecommunications, networking, computer, consumer and medical electronics industries. Flextronics offers a full range of services including product design, printed circuit board ("PCB") assembly and fabrication, material procurement, inventory management, plastic injection molding, final system assembly and test, packaging and distribution. The components, subassemblies and finished products manufactured by the Company incorporate advanced interconnect, miniaturization and packaging technologies such as surface mount ("SMT"), multichip modules ("MCM") and chip-on-board ("COB") technologies.

2. SUMMARY OF ACCOUNTING POLICIES

  Principles of consolidation and basis of presentation

     The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions.

     As is more fully described in Note 11, Flextronics acquired 100% of the outstanding shares of Kyrel EMS Oyj ("Kyrel") on July 15, 1999 and 92% of the outstanding shares of Neutronics Electronics Industries Holding A.G. ("Neutronics") on October 30, 1997. Both acquisitions were accounted for as a pooling-of-interests and the consolidated financial statements have been restated to reflect the combined operations of Kyrel, Neutronics and Flextronics for all periods presented.

     Neutronics operated under a calendar year end prior to merging with Flextronics and, accordingly, Neutronics' statements of operations, shareholders' equity and cash flows for the years ended December 31, 1996 have been combined with the corresponding Flextronics consolidated statements for the fiscal years ended March 31, 1997. During fiscal 1998, Neutronics' fiscal year end was changed from December 31 to March 31 to conform to the Company's fiscal year-end. Accordingly, Neutronics' operations for the three months ended March 31, 1997, which included net sales of $34.9 million and net loss of $3.1 million have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 1998.

     As is more fully described in Note 11, Flextronics acquired 100% of the outstanding shares of Kyrel on July 15, 1999. The acquisition was accounted for as a pooling-of-interest business combination and the consolidated financial statements have been restated to reflect the combined operations of Kyrel for all periods presented.

     Kyrel operated under a calendar year end prior to merging with Flextronics and, accordingly, Kyrel's statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 have been combined with the corresponding Flextronics consolidated statements for the fiscal years ended March 31, 1999. During fiscal 2000, Kyrel's year end was changed from December 31 to March 31 to conform to the Company's fiscal year end. Accordingly, Kyrel's operations for the three months ended March 31, 1999, which included net sales of $101.8 million and net loss of $0.8 million have been excluded from the consolidated results of fiscal 2000 and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2000.

     All dollar amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$).

  Reclassifications

     Certain prior years' balances have been reclassified to conform with the current year's presentation.

  Translation of Foreign Currencies

     The functional currency of the majority of Flextronics' Asian subsidiaries and certain other subsidiaries is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are translated into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of these subsidiaries' financial statements are included in the accompanying consolidated statements of operations.

     The financial position and results of operations of the Company's Swedish, UK, Austrian, Finnish, French, Brazilian and Hungarian subsidiaries are measured using local currency as the functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the translation of these subsidiaries' financial statements are reported as a separate component of shareholders' equity. On January 1, 1999, the Company's Austrian, Finnish, French and Hungarian subsidiaries adopted the euro as its functional currency.

  Cash and cash equivalents

     Cash and cash equivalents consisted of the following as of March 31 (in thousands):

                                                      1998        1999
                                                    --------    --------
     Cash.........................................  $ 64,258    $ 52,928
     Certificates of deposit......................    27,569      41,469
     Money market funds...........................        --      40,960
     Corporate debt securities....................        --      49,503
                                                    --------    --------
         Cash and cash equivalents................  $ 91,827    $184,860
                                                    ========    ========

     For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of investments in certificates of deposit, money market funds, and corporate debt securities with original maturity of three months or less. The Company classifies its investments in corporate debt securities as available-for-sale and are reported at fair market value in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." As of March 31, 1999, the fair value of the investments in corporate debt securities approximated amortized cost and, as such, unrealized holding gains and losses were insignificant. The fair value of the Company's investments was determined based on quoted market prices at the reporting date for those instruments.

  Property and equipment

     Property and equipment is stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (two to ten years), with the exception of building leasehold improvements, which are amortized over the life of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property and equipment was comprised of the following as of March 31 (in thousands):


                                                    1998         1999
                                                 ---------    ---------
     Machinery and equipment .................   $ 204,245    $ 282,271
     Land ....................................      16,191       21,229
     Buildings ...............................      88,869      116,458
     Leasehold improvements ..................      15,641       26,688
     Computer equipment and software .........      20,407       36,527
     Furniture, fixtures and vehicles ........      19,673       44,452
                                                 ---------    ---------
                                                   365,026      527,625
     Accumulated depreciation and amortization     (96,462)    (130,458)
                                                 ---------    ---------
     Property and equipment, net .............   $ 268,564    $ 397,167
                                                 =========    =========

  Concentration of credit risk

     Financial instruments, which potentially subject the Company to concentration of credit risk, are primarily accounts receivable and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for doubtful accounts based on the outcome of its credit evaluations. The Company maintains cash and cash equivalents with various financial institutions that management believes to be high credit quality. These financial institutions are located in many different locations throughout the world.

     Sales to customers who accounted for more than 10% of net sales were as follows for the years ended March 31:

                                                        1997     1998     1999
                                                        ----     ----     ----

        Ericsson.......................................  0.2%    24.0%    14.6%
        Philips........................................ 14.7     11.6     15.9
        Cisco..........................................  0.9      3.0     11.3
        Nokia.......................................... 21.3      5.6      7.1

     Prior to the company's acquisition of Neutronics, Philips Electronics Group ("Philips") held a significant ownership interest in Neutronics (see Note 11). Sales to Philips, which are included in net sales in the accompanying consolidated statements of operations, totaled $120 million, $139 million, and $325 million in fiscal 1997, 1998 and 1999, respectively. Neutronics also purchased raw materials from Philips totaling $30 million, $53 million and $153 million in fiscal 1997, 1998 and 1999, respectively.

     In addition, Neutronics received an interest free loan from Philips in fiscal 1994 of $10.8 million which was fully repaid in fiscal 1997.

  Goodwill and other intangibles

     Any excess of cost over net assets acquired (goodwill) is amortized by the straight-line method over estimated lives ranging from eight to twenty-five years.

     Intangible assets are comprised of technical agreements, patents, trademarks, developed technologies and other acquired intangible assets including assembled work forces, favorable leases and customer lists. Technical agreements are being amortized on a straight-line basis over periods of up to five years. Patents and trademarks are being amortized on a straight-line basis over periods of up to ten years. Purchased developed technologies are being amortized on a straight-line basis over periods of up to seven years. Intangible assets related to assembled work forces, favorable leases and customer lists are amortized on a straight-line basis over three to ten years.

     Goodwill and other intangibles were as follows as of March 31 (in thousands):

                                                        1998         1999
                                                      --------     --------

     Goodwill.......................................  $ 21,861     $ 37,533
     Other intangibles..............................    16,986       13,840
                                                      --------     --------
                                                        38,847       51,373

     Accumulated amortization.......................   (12,278)     (12,534)
                                                      --------     --------
     Goodwill and other intangibles, net............  $ 26,569     $ 38,839
                                                      ========     ========

  Long-Lived Assets

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount, including the unamortized portion of goodwill allocated to the property and equipment, to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment, including the allocated goodwill, if any, exceeds its fair market value. The Company assesses the recoverability of enterprise level goodwill and intangible assets as well as long-lived assets by determining whether the unamortized balances can be recovered through undiscounted future results of the operation or asset. The amount of enterprise level long lived asset impairment, if any, is measured based on projected discounted future results using a discount rate reflecting the Company's average cost of funds. To date, the Company has made no adjustments to the carrying value of its long-lived assets.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. As of March 31, the components of inventories are as follows (in thousands):

                                                         1998         1999
                                                       --------     --------
     Raw materials.................................... $136,710     $173,739
     Work-in-process..................................   22,251       25,740
     Finished goods...................................    5,296       21,873
                                                       --------     --------
                                                       $164,257     $221,352
                                                       ========     ========

  Accrued liabilities

     Accrued liabilities was comprised of the following as of March 31 (in thousands):

                                                              1998       1999
                                                             -------    -------
     Income taxes payable..................................  $ 4,891    $10,163
     Accrued payroll.......................................   22,559     36,482
     Accrued loan interest.................................    6,016      6,200
     Provision for excess facilities (see note 9)..........    5,445      2,523
     Purchase price payable to former Astron's shareholders   10,000         --
     Amount due under the Service Agreement................   13,909         --
     Customer deposits.....................................    4,121     18,299
     Sales tax payable.....................................    4,347      6,022
     Other accrued liabilities.............................   18,181     20,053
                                                             -------    -------
                                                             $89,469    $99,742
                                                             =======    =======

  Revenue recognition

     The Company's net sales are comprised of product sales and service revenue earned from engineering and design services. Revenue from product sales is recognized upon shipment of the goods. Service revenue is recognized as the services are performed, or under the percentage-of-completion method of accounting, depending on the nature of the arrangement. If total costs to complete a project exceed the anticipated revenue from that project, the loss is recognized immediately.

  Interest and other expense, net

     Interest and other expense, net was comprised of the following for the years ended March 31 (in thousands):

                                                   1997       1998       1999
                                                  -------   --------   --------
     Interest expense...........................  $(7,123)  $(17,879)  $(22,820)
     Interest income............................    1,351      2,781      5,199
     Foreign exchange gain (loss)...............      262      1,221     (5,068)
     Equity in earnings of associated companies.      133      1,194      1,036
     Permanent impairment in investment.........   (3,200)        --         --
     Bank commitment fees.......................     (750)        --         --
     Gain on sale of subsidiary.................    1,027         --         --
     Minority interest..........................     (387)      (356)    (1,319)
     Other income(expense), net.................    1,039        767      2,140
                                                  -------   --------   --------
               Total other expense, net.........  $(7,648)  $(12,272)  $(20,832)
                                                  =======   ========   ========

Net income per share

     Basic net income per share is computed using the weighted average number of Ordinary Shares outstanding during the applicable periods.

     Diluted net income per share is computed using the weighted average number of Ordinary Shares and dilutive Ordinary Share equivalents outstanding during the applicable periods. Ordinary Share equivalents include Ordinary Shares issuable upon the exercise of stock options and are computed using the treasury stock method.

     The Company has performed a two-for-one stock split, effected as a bonus issue (the Singapore equivalent of a stock dividend) twice. The record date of the first stock split was set on December 22, 1998. The distribution of 47,068,458 Ordinary Shares occurred on January 11, 1999. The record date of the second stock split was set on December 8, 1999. The distribution of 57,497,204 Ordinary Shares occurred on December 22, 1999. All share and per share amounts have been retroactively restated to reflect these stock splits.

     Reconciliation between basic and diluted earnings per share is as follows for the fiscal years ended March 31 (in thousands, except per share data):

                                                                1997       1998      1999
                                                              --------   --------  --------
    Ordinary Shares issued and outstanding(1)................   68,520     74,856    90,782
    Ordinary Shares due to Astron(2).........................    1,940      1,840        --
                                                              --------   --------  --------

    Weighted average Ordinary Shares -- basic................   70,460     76,696    90,782
    Ordinary Share equivalents -- stock options(3)...........    2,496      3,336     5,188
                                                              --------   --------  --------
    Weighted average Ordinary Shares and
      equivalents -- diluted.................................   72,956     80,032    95,970
                                                              ========   ========  ========
    Net income .............................................. $ 14,198   $ 18,251  $ 52,416
                                                              ========   ========  ========
    Basic earnings per share................................. $   0.20   $   0.24  $   0.58
                                                              ========   ========  ========
    Diluted earnings per share............................... $   0.19   $   0.23  $   0.55
                                                              ========   ========  ========

(1) Ordinary Shares issued and outstanding based on the weighted average method.

(2) Ordinary Shares to be issued as purchase price due to Astron's former shareholders in June 1998.


(3) Stock options of the Company calculated based on the treasury stock method using average market price for the period, if dilutive. Options to purchase 991,220, 347,584 and 112,658 weighted shares outstanding during fiscal 1997, 1998, and 1999, respectively, were excluded from the computation of diluted earnings per share because the options exercise price was greater than the average market price of the Company's Ordinary Shares during those years.

  Comprehensive Income

     The Company adopted SFAS No. 130, "Comprehensive Income" in the first quarter of fiscal 1999. SFAS No. 130 requires companies to report an additional measure of income on the income statement referred to as "comprehensive income" or to create a separate financial statement that reflects comprehensive income. The Company's comprehensive income includes net income and foreign currency translation adjustments.

     The following table sets forth the components of other comprehensive loss net of income tax for the years ended March 31:

                              1997                           1998                            1999
                   ---------------------------  -----------------------------  ------------------------------
                               Tax                            Tax                             Tax
                    Pre-Tax (Expense) Net-of-Tax Pre-Tax  (Expense)  Net-of-Tax  Pre-Tax  (Expense)   Net-of-Tax
                     Amount or Benefit  Amount   Amount   or Benefit   Amount    Amount  or Benefit    Amount
                    ------- --------- --------  -------  ---------- ---------- -------- ----------  ----------
Other comprehensive
 loss:
  Foreign currency
    translation
    adjustment     $(1,022)  $  187   $ (835)  $(11,308)   $ 1,274  $ (10,034) $ (12,024)  $ 1,528   $ (10,496)

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities. It requires that companies recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company expects to adopt SFAS No. 133 in the first quarter of fiscal 2001 and anticipates that SFAS No. 133 will not have a material impact on its consolidated financial statements.

3. SUPPLEMENTAL CASH FLOW DISCLOSURES

     For purposes of the statement of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The following information relates to fiscal years ended March 31 (in thousands):

                                                                  1997      1998      1999
                                                                 -------  --------  --------
    Cash paid for:
      Interest.................................................. $ 5,624  $ 11,255  $ 16,226
      Income taxes..............................................   2,866     1,331     3,015
    Non-cash investing and financing activities:
      Equipment acquired under capital lease obligations........  14,783     9,094    22,104
      Earnout of $6.25 million payable to Astron's
        shareholders less reduction in amount due under
        the Services Agreement..................................   5,250        --        --
      Issuance of 255,700 Ordinary Shares valued at $18.77 for
        acquisition of FICO.....................................      --        --     4,800

4. BANK BORROWINGS AND LONG-TERM DEBT

     The Company has $150 million in unsecured Senior Subordinated Notes due in 2007 outstanding with an annual interest rate of 8.75% due semi-annually. The fair value of the unsecured Senior Subordinated Notes based on broker trading prices was 103% of the face value on March 31, 1999. In addition, during fiscal 1999, the Company increased its credit facility to $120.0 million and amended certain covenants and financial ratios. As of March 31, 1999, the Company has borrowed $20.9 million under the credit facility line of credit. The credit facility is secured by substantially all of the Company's assets and expires in January 2001. Borrowings under the credit facility bear interest, at the Company's option, of the United States prime rate or the London interbank offering rate (LIBOR) plus 0.5% (5.0% as of March 31, 1999). As of March 31, 1999, the Company has $99.1 million available under its credit facility line of credit.

     Certain subsidiaries of the Company have various lines of credit available with annual interest rates ranging from 4% to 6.4%. These lines of credit expire on various dates through 2001. The Company has term loans with annual interest rates generally ranging from 4% to 7% with terms of up to 20 years. These lines of credit and term loans are primarily secured by assignment of account receivables and assets.

     The Company has financed the purchase of certain facilities with mortgages. The mortgages generally have terms of 5 to 20 years and annual interest rates ranging from 6% to 10% and are secured by the underlying properties with a net book value of approximately $23.0 million.

     In addition, the Company had notes payable for purchase price due to the former shareholders of FICO for the additional 50% interest acquired in March 1999. The notes were unsecured for a total of $3.0 million and bear interest at 2%.

     Bank borrowings and long-term debt was comprised of the following at March 31 (in thousands):

                                                           1998         1999
                                                        ---------     ---------
     Senior Subordinated Notes........................  $ 150,000     $ 150,000
     Outstanding under lines of credit................     24,620        13,193
     Credit facility..................................         --        40,073
     Mortgages........................................     12,848        15,630
     Term loans and other debt .. ....................     26,143        53,888
                                                        ---------     ---------
                                                          213,611       272,784
       Current portion................................    (44,374)      (83,976)
                                                        ---------     ---------
       Non-current portion............................  $ 169,237     $ 188,808
                                                        =========     =========

     Maturities for the bank borrowings and other long-term debt are as follows for the years ended March 31 (in thousands):

          2000..............................................  $ 83,975
          2001..............................................     7,853
          2002..............................................     6,433
          2003..............................................     5,340
          2004..............................................     4,363
          Thereafter........................................   164,820
                                                              --------
                                                              $272,784
                                                              ========

5.  FINANCIAL INSTRUMENTS

     The value of the Company's cash and cash equivalents, accounts receivable and accounts payable carrying amount approximates fair value. The fair value of the Company's long-term debt (see Note 4) is determined based on current broker trading prices. The Company's cash equivalents are comprised of investment grade certificates of deposits, money market accounts, and corporate debt securities (see Note 2). The Company's investment policy limits the amount of credit exposure to 10% of the total investment portfolio in any single issuer. All of the Company's investments have an original maturity of 90 days or less.

The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the asset, liabilities and transactions hedged. The Company's off-balance sheet financial instruments consist of $80.7 million and $16.5 million of aggregate foreign currency forward contracts outstanding at the end of fiscal year 1998 and 1999, respectively. These foreign exchange contracts expire in less than three months and will settle in French Franc, Japanese Yen, Swedish Kronor and United States dollar.

6. COMMITMENTS

     As of March 31, 1998 and 1999, the Company has financed a total of $49.6 million and $61.5 million, respectively in machinery and equipment purchases with capital leases. Accumulated amortization for property and equipment under capital leases totaled $13.8 million and $14.8 million at March 31, 1998 and 1999, respectively. These capital leases have interest rates ranging from 1.7% to 16.6%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2008 and require the following minimum lease payments for the years ended March 31 (in thousands):

                                                         CAPITAL     OPERATING
                                                         -------     ---------

     2000..............................................  $14,854      $18,278
     2001..............................................   11,529       17,563
     2002..............................................    8,165       13,049
     2003..............................................    5,872        4,942
     2004..............................................    3,997        1,929
     Thereafter........................................    5,146        6,770
                                                         -------      -------
     Minimum lease payments............................   49,563      $62,531
                                                                      =======
     Amount representing interest......................   (6,901)
                                                         -------
     Present value of minimum lease payments...........   42,662
     Current portion...................................  (11,475)
                                                         -------
     Capital lease obligations, net of current
       portion.........................................  $31,187
                                                         =======

     Total rent expense was $3.2 million, $8.3 million and $17.3 million for the years ended March 31, 1997, 1998 and 1999, respectively.

7. INCOME TAXES

     The domestic and foreign components of income before income taxes were comprised of the following for the years ended March 31 (in thousands):

                                             1997        1998        1999
                                           --------    --------    --------
     Singapore...........................  $   (392)   $ (9,346)   $ (8,159)
     Foreign.............................    17,765      29,915      68,207
                                           --------    --------    --------
                                           $ 17,373    $ 20,569    $ 60,048
                                           ========    ========    ========

     The provision for income taxes consisted of the following for the years ended March 31 (in thousands):
                                            1997        1998        1999
                                          --------     -------    --------
     Current :
       Singapore........................  $  1,608     $   226    $     --
       Foreign..........................     3,286       5,423       8,135
                                          --------     -------    --------
                                          $  4,894     $ 5,649    $  8,135
                                          ========     =======    ========
     Deferred :
       Singapore........................  $   (559)    $  (451)   $     --
       Foreign..........................    (1,160)     (2,880)       (503)
                                          --------     -------    --------
                                            (1,719)     (3,331)       (503)
                                          --------     -------    --------
                                          $  3,175     $ 2,318    $  7,632
                                          ========     =======    ========

     The Singapore statutory income tax rate was 26% for the years ended March 31, 1997, 1998 and 1999. The reconciliation of the income tax expense expected based on Singapore statutory income tax rates to the provision for income taxes included in the consolidated statements of operations for the years ended March 31 is as follows (in thousands):

                                                   1997         1998         1999
                                                 --------     --------     --------
Income taxes based on Singapore statutory
  rates ......................................   $  4,517     $  5,347     $ 15,612
Losses from non-incentive Singapore operations        498        2,707        3,098
Tax exempt income ............................       --           --           (549)
Effect of foreign operations taxed at various
  rates ......................................     (3,189)      (2,966)      (6,335)
Amortization of goodwill and intangibles .....        436          946          942
Merger costs .................................       --            398         --
Benefit from realized deferred tax assets ....       --         (2,829)      (5,229)
Joint venture losses .........................       --           (310)        (269)
Bank commitment fees .........................        382         --           --
Other ........................................        531         (975)         362
                                                 --------     --------     --------
          Provision for income taxes .........   $  3,175     $  2,318     $  7,632
                                                 ========     ========     ========
 Effective tax rate ..........................       18.3%        11.3%        12.7%

     The components of deferred income taxes are as follows as of March 31 (in thousands):

                                                      1998        1999
                                                    --------    --------
     Deferred tax liabilities:

       Depreciation .............................   $   (855)   $ (4,314)
       Intangible assets ........................     (2,405)     (2,059)
       Fixed assets .............................       --          (515)
       Exchange losses ..........................       --          (934)
       Others ...................................     (2,436)     (2,010)
                                                    --------    --------
              Total deferred tax liability ......   $ (5,696)   $ (9,832)
                                                    --------    --------
     Deferred tax assets:
       Depreciation .............................   $    471    $    598
       Provision for inventory obsolescence .....      3,351       3,260
       Provision for doubtful accounts ..........      1,147       1,717

       Net operating loss carryforwards .........     17,525      15,107
       General accruals and reserves ............      1,588       3,777
       Unabsorbed capital allowance carryforwards        239        --
       Leasing - interest and exchange ..........       --           771
       Others ...................................        465       1,870
                                                    --------    --------
                                                      24,786      27,100

       Valuation allowance ......................    (21,626)    (18,637)
                                                    --------    --------

           Net deferred tax asset ...............   $  3,160    $  8,463
                                                    --------    --------

       Net deferred tax liability ...............   $ (2,536)   $ (1,369)
                                                    ========    ========

     The net deferred tax liability is classified as follows (in thousands):

            Long-term liability                     $ (4,567)   $ (4,457)
            Current and non-current assets             2,031       3,088
                                                    --------    --------

                                                    $ (2,536)   $ (1,369)
                                                    ========    ========

     The deferred tax asset arises substantially from available tax loss carryforwards. These tax losses can only be offset against future income of operations in respect of which the tax losses arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize the deferred tax asset benefit. The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. In accordance with the guidelines included in SFAS No. 109 "Accounting for Income Taxes," management has determined that more likely than not the Company will not realize these benefits and, accordingly, has provided a valuation allowance for them. The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts change, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management's estimates.

     At March 31, 1999, the Company had operating loss carryforwards of approximately $24.2 million for U.S. federal income tax purposes which will expire between 2003 and 2012 if not previously utilized. Utilization of these net operating loss carryforwards may be subject to an annual limitation due to the change in ownership rules provided by the Internal Revenue Code (the "Code"). This limitation and other restrictions provided by the Code may reduce the net operating loss carryforwards such that they would not be available to offset future taxable income of the U.S. subsidiary.

     At March 31, 1999, the Company had operating loss carryforwards of approximately $9.9 million, $6.8 million and $6.5 million in the U.K., Austria and Hong Kong, respectively with various loss carryforward lives pursuant to local county tax laws. The utilization of these net operating loss carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose.

     Distributions of earnings by the Austrian subsidiary are exempt from Austrian income taxes under the international participation privilege. No deferred tax liability has been provided for withholding taxes on distributions of dividends by the Austrian subsidiary, or any other foreign subsidiaries, because earnings of foreign subsidiaries are to be reinvested indefinitely.

     Due to a change in the tax assessment system of Malaysia, the income for the year ended March 31, 1999 was not subject to Malaysian tax.

     The Company has been granted the following tax incentives:

     (i) Pioneer status for various products were granted to one of its Malaysian subsidiaries under the Promotion of Investment Act. The pioneer status for the various products expire on various dates ranging from January 4, 1998 to January 12, 2000. This incentive provides for full/partial tax exemption on manufacturing income from the various Pioneer products for this subsidiary.

     (ii) Product Export Enterprise incentive for the Shekou and Shenzhen, China facilities. The Company's operation in Shekou and Shenzhen, China are located in "Special Economic Zone" and are approved "Product Export Enterprise' which qualifies for a special corporate income tax rate of 10%. This special tax rate is subject to the Company exporting more than 70% of its total value of products manufactured in China. The Company's status as a Product Export Enterprise is reviewed annually by the Chinese government.

     (iii) The Company's investment in its plants in Xixiang, China and Doumen, China fall under the "Foreign Investment Scheme" that entitles the Company to apply for a five-year tax incentive. The Company obtained the incentive for the Doumen plant in December 1995 and the Xixiang plant in October. With the approval of the Chinese tax authorities, the Company's tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year. The Company has another plant in Doumen which commenced operations in the fiscal year 1998. The plant which falls under the "Foreign Investment Scheme" is confident that the five year incentive will be granted upon formal application in its first profitable year. However, there can be no assurance that the five year incentive will be granted.

     (iv) Five year negotiated tax holiday with the Hungarian government for its Hungarian subsidiaries. This incentive provides for the reduction of the regular tax rate by 60% to 7.2%. The incentive expires December 31, 2003.

     A portion of the Company's sales were carried out by its two subsidiaries in Labuan, Malaysia where the Company has opted to pay the Labuan tax authorities a fixed amount of $6 tax each year in accordance with Labuan tax legislation.

     A portion of the Company's sales was carried out by its Mauritius subsidiary which is taxed at 0%.

8. SHAREHOLDERS' EQUITY

  Issuance of non-employee stock options

     In June 1996, the Company issued 80,000 stock options with an exercise price of $7.81 to a customer as a result of that customer reaching a specified sales target in accordance with an option agreement. These options were valued as of the grant date using the Black-Scholes model. The resulting value of $380,000 was recorded as a sales discount in the accompanying consolidated statement of operations for fiscal 1997.

  Secondary offerings

     In October 1997, the Company completed an offering of its Ordinary Shares. A total of 8,740,000 shares were sold at a price of $11.75 per share resulting in net proceeds to the Company of $96.2 million.

     In December 1998, the Company completed another offering of its Ordinary Shares. A total of 10,800,000 shares were sold at a price of $18.125 per share resulting in net proceeds to the Company of $194.0 million.

  Stock split

     The Company had two stock splits. The first stock split was in 1998 and the record date was set on December 22, 1998 for a 2:1 stock split. The distribution of 47,068,458 Ordinary Shares occurred on January 11, 1999. The second stock split was in 1999 and the record date was set on December 8, 1999 for a 2:1 stock split. The distribution of 57,497,204 Ordinary Shares occurred on December 22, 1999. Both stock splits were to be effected as bonus issues (the Singapore equivalent of a stock dividend). The Company has accounted for these transactions as a stock split and all share and per share amounts have been retroactively restated to reflect both stock splits.

  Stock-based compensation

     The Company's 1993 Share Option Plan (the "Plan") provides for the grant of up to 14,400,000 incentive stock options and non-statutory stock options to employees and other qualified individuals to purchase Ordinary Shares of the Company. As of March 31, 1999, the Company had 227,934 Ordinary Shares available for future option grants under the Plan at an exercise price of not less than 85% of the fair value of the underlying stock on the date of grant. Options issued under the Plan generally vest over 4 years and expire 5 years from the date of grant.

     The Company's 1997, 1998 and 1999 Interim Option Plans provide for grants of up to 1,000,000, 1,600,000, and 2,600,000 respectively. These plans provide grants of non-statutory options to employees and other qualified individuals to purchase Ordinary Shares of the Company. Options under these plans can not be granted to executive officers and directors. The Company's 1997, 1998 and 1999 Interim Option Plans had 171,986, 55,266, and 1,972,394 Ordinary Shares available for future option grants respectively. All Interim Option Plans have an exercise price of not less than 85% of fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years and expire 5 years from the date of grant.

     The Company has assumed certain option plans and the underlying options of companies which the Company has merged with or acquired (the "Assumed Plans"). Options under the Assumed Plans have been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition or merger agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over 4 years and expire 5 years from the date of grant.

     The following table presents the activity for options outstanding under all of the stock option plans as of March 31 ("Price" reflects the weighted average exercise price):

                                              1997                1998                 1999
                                       -----------------  -------------------  --------------------
                                        OPTIONS    PRICE    OPTIONS     PRICE    OPTIONS     PRICE
                                       ---------   -----  ----------    -----  ----------    ------

Outstanding, beginning of year.......  5,263,880   $3.15   6,700,088    $4.66   9,788,156    $ 6.01
Granted..............................  2,893,256    6.28   5,630,016     7.27   6,857,078     11.48
Exercised............................   (958,532)   1.47  (1,038,832)    1.88  (2,738,740)     4.19
Forfeited............................   (498,516)   4.46  (1,503,116)    7.53    (914,762)     6.99
                                       ---------          ----------           ----------
Outstanding, end of year.............  6,700,088   $4.66   9,788,156    $6.01  12,991,732    $ 9.19
                                       =========          ==========           ==========
Exercisable, end of year.............  2,399,062           3,262,304            3,251,040
                                       =========          ==========           ==========
Weighted average fair value per
    option granted...................      $3.05               $3.48                $6.61
                                           =====               =====                =====


     The following table presents the composition of options outstanding and exercisable as of March 31, 1999 ("Price" and "Life" reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

                                                                   OPTIONS
                                OPTIONS OUTSTANDING              EXERCISABLE
RANGE OF EXERCISE         ------------------------------     -------------------
     PRICES                 AMOUNT       PRICE      LIFE      AMOUNT      PRICE
-----------------         ----------     ------     ----     ---------    ------
$ 0.30 -- $ 5.82           3,615,730     $ 5.52     3.26     2,166,826    $ 5.37
  5.94 --   8.38           3,010,852       8.04     3.93       701,734      7.91
  8.41 --  11.85           2,278,344       9.64     4.10       262,480     10.32
 12.00 --  12.00           3,326,000      12.00     4.58       120,000     12.00
 12.46 --  24.97             760,806      17.52     4.85            --        --
                          ----------                         ---------
 Total, March 31, 1999    12,991,732     $ 9.19     3.99     3,251,040    $ 6.57
                          ==========                         =========

     Options reserved for future issuance under all stock options plans was 2,427,580 as of March 31, 1999.

     The Company's employee stock purchase plan (the "Purchase Plan") provides for issuance of up to 300,000 Ordinary Shares. The Purchase Plan was approved by the stockholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares.

through payroll deductions over a six month period up to 10% of each participant's compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. A total of 144,860 Ordinary Shares have been issued under the Purchase Plan as of March 31, 1999. The Company estimated the per-share weighted average fair value of stock issued to employees in the Purchase Plan was $4.26 using the Black-Scholes option pricing model with the same assumptions as those listed for stock options granted during fiscal 1999.

     The Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans and employee stock purchase plans and has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation." Because the exercise price of the Company's stock options has equaled the fair value of the underlying stock on the date of grant, no compensation expense has been recognized under APB Opinion No. 25. Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair values of these options, the Company's fiscal 1997, 1998 and 1999 net income and earnings per share would have been adjusted to the pro-forma amounts indicated below (in thousands, except per share amounts):

                                               1997       1998       1999
                                             --------   --------   --------
     Net income:
          As reported......................  $ 14,198   $ 18,251   $ 52,416
          Pro-forma........................    12,027     12,580     39,827

     Basic earnings per share:
          As reported......................  $   0.20   $   0.24   $   0.58
          Pro-forma........................      0.17       0.16       0.44

     Diluted earnings per share:
          As reported......................  $   0.19   $   0.23   $   0.55
          Pro-forma........................      0.16       0.16       0.42

     In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal 1997, 1998 and 1999 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

                                                      Years Ended March 31,
                                                   1997        1998       1999
                                                 -------     -------    -------
     Volatility................................   67%         66%        64%
     Risk-free interest rate range.............  5.9%        5.9%       5.0%
     Dividend yield............................    0%          0%         0%
     Expected lives............................  4.1 yrs     4.0 yrs    4.0 yrs

     Because SFAS No. 123 is applicable only to awards granted subsequent to December 30, 1994, and due to the subjective nature of the assumptions used in the Black-Scholes model, the pro-forma net income and net income per share disclosures may not reflect the associated fair value of the outstanding options.

  Option Repricing

     In light of the substantial decline in the market price of the Company's Ordinary Shares in the first quarter of fiscal 1998, in June 1997 the Company offered to all employees the opportunity to cancel existing options outstanding with exercise price in excess of $5.82 per share, the fair market value of the

Company's Ordinary Shares at that time, and to have such options replaced with options that have the lower exercise price of $5.82 per share. Employees electing to have options repriced were required to accept an extension of their vesting schedule. The other terms of the options remained unchanged. On June 5, 1997, the Company repriced options to purchase 1,155,840 shares pursuant to this offer.

9. PROVISION FOR EXCESS FACILITIES

     The provision for excess facilities of $3.4 million in fiscal 1999 is comprised of $2.2 million relating to the costs for consolidating the Company's four manufacturing and administrative facilities in Hong Kong and $1.2 million relating to the consolidation of certain U.S. facilities. The provision for excess facilities consists of $1.5 million for the reduction of certain personnel due to consolidation of certain operations, $1.5 million for the write-off of equipment and assets related to the operations the Company has exited, and $0.4 million related to the consolidation of facilities. In connection with the provision for excess facilities, the Company terminated approximately 250 employees in the areas of finance, engineering, operations, production and purchasing. The consolidation of these facilities was substantially completed by November 1999.

     The provision for excess facilities of $8.9 million in fiscal 1998 relates to the costs incurred in closing the Wales facility. The provision includes $3.8 million for the write-off of goodwill associated with the acquisition of the Wales facility, $1.6 million for severance payments and payments required under the pension scheme, $2.4 million for fixed asset write-offs and factory closure expenses and $1.1 million for required repayment of previously received government grants.

     The provision for excess facilities of $5.9 million in fiscal 1997 relates to the costs incurred in downsizing the Texas facility, the write-off of equipment at the nChip semiconductor fabrication facility and downsizing the Singapore manufacturing operations. The provision includes $2.0 million for severance payments and $0.5 million for the write-off of fixed assets in the Singapore manufacturing facilities. An additional amount of $2.9 million associated with certain obsolete equipment at the Company's nChip and Texas facilities has been written-off. The provision also includes severance payments amounting to $0.5 million for the employees of the Texas and nChip facility which were paid during fiscal 1997. The Company has not recorded the remaining costs related to existing leases at the Texas facility as the Company is continuing to use the facility for certain administrative and warehousing functions.

     The following table summarizes the Company's components of the provision for excess facilities during the years ended in fiscal 1997, 1998 and 1999 (in thousands):

                             Severance      Fixed       Factory      Goodwill      Other        Total
                            and benefits    Assets     Closure
                            --------------------------------------------------------------------------
Balance at March 31, 1996     $  --        $ 1,254      $  --        $  --        $  --        $ 1,254
  1997 provision ........       2,560        3,308         --           --           --          5,868
  Cash charges ..........        (560)        --           --           --           --           (560)
  Non-cash charges ......        --         (1,254)        --           --           --         (1,254)
                            --------------------------------------------------------------------------
Balance at March 31, 1997       2,000        3,308         --           --           --          5,308
  1998 provision ........       1,636          807        1,565        3,769        1,092        8,869
  Cash charges ..........      (1,655)        --           --           --           --         (1,655)
  Non-cash charges ......        --         (3,308)        --         (3,769)        --         (7,077)
                            --------------------------------------------------------------------------
Balance at March 31, 1998       1,981          807        1,565         --          1,092        5,445
  1999 provision ........       1,471        1,455          385         --             50        3,361
  Cash charges ..........        (923)        --           --           --           (937)      (1,860)
  Non-cash charges ......        (673)      (2,149)      (1,446)        --           (155)      (4,423)
                            --------------------------------------------------------------------------
Balance at March 31, 1999     $ 1,856      $   113      $   504      $  --        $    50      $ 2,523
                            ==========================================================================

10. RELATED PARTY TRANSACTIONS AND NOTES PAYABLES TO SHAREHOLDERS

     Stephen Rees, a former Director and Senior Vice President of the Company, holds a beneficial interest in both Mayfield International Ltd. ("Mayfield") and Croton Ltd. ("Croton"). During fiscal 1998, the Company paid $140,000 to Croton for management services and $208,000 to Mayfield for the rental of certain office space. Additionally, as of March 31, 1999, $2.5 million was due from Mayfield under a note receivable. The note is included in other current assets on the accompanying balance sheet.

     On April 16, 1995, the Company's U.S. subsidiary, Flextronics International USA, Inc. ("Flextronics USA"), loaned $500,000 to Michael E. Marks. Mr. Marks executed a promissory note in favor of Flextronics USA which matures on April 16, 2000. In fiscal 1997, Flextronics USA forgave a total of $200,000 of outstanding principal amount and $26,000 in accrued interest. In fiscal 1998, Flextronics USA forgave a total of $100,000 of outstanding principal amount and $73,000 in accrued interest. The remaining outstanding balance of the loan as of March 31, 1999 was $217,000 (representing $200,000 in principal and $17,000 in accrued interest) and bears interest at a rate of 7.21%.

     On November 6, 1997, Flextronics USA loaned $1.5 million to Mr. Marks. Mr. Marks executed a promissory note in favor of Flextronics USA which bears interest at a rate of 7.259% and matures on November 6, 2002. This loan is secured by certain assets owned by Mr. Marks. The remaining outstanding balance of the loan as of March 31, 1999 was $1.5 million and all interest accrued has been paid up to March 31, 1999.

     On October 22, 1996, Flextronics USA loaned $136,000 to Mr. Michael McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA which bears interest at a rate of 7.0% and matures on October 22, 2001. The remaining outstanding balance of the loan as of March 31, 1999 was $150,000 (representing $136,000 in principal and $14,000 in accrued interest).

     On November 25, 1998, Flextronics USA loaned $130,000 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA which bears interest at a rate of 7.25% and matures on November 25, 2003. The remaining outstanding balance of the loan as of March 31, 1999 was $133,000 (representing $130,000 in principal and $3,000 in accrued interest).

     On January 15, 1999, Flextronics USA loaned $200,000 to Mr. Robert Dykes. Mr. Dykes executed a promissory note in favor of Flextronics USA which bears interest at a rate of 7.25% and matures on January 15, 2004. The remaining outstanding balance of the loan as of March 31, 1999 was $203,000 (representing $200,000 in principal and $3,000 in accrued interest).

     On February 4, 1999, the Company loaned $410,000 to Mr. Ronny Nilsson. Mr. Nilsson executed a non-interest bearing promissory note in favor of the Company and the note matures on March 31, 2000.

     The Company also purchases materials from FICO Investment Holdings ("FICO"), an associated company in which the Company held a 40% interest through March 1999.(see Note 11). At March 31, 1998, the amount due to FICO for these purchases was $382,000. On March 1, 1999, the Company acquired an additional 50% of FICO and the results of FICO have been consolidated in the accompanying financial statements since this date (see Note 11 below).

11. MERGERS, ACQUISITIONS AND STRATEGIC INVESTMENTS

  Advanced Component Labs HK Ltd.

     On March 1, 1999, the Company acquired the manufacturing facilities and related assets of Advanced Component Labs HK Ltd. ("ACL"), a Hong Kong based advanced technology printed circuit board manufacturer for $15 million cash. The transaction has been accounted for under the purchase method and accordingly, the results of ACL was included in the Company's consolidated statements of operations from March 1, 1999. Comparative pro-forma information has not been presented as the results of operations for ACL are not material to the Company's financial statements. The goodwill associated with this acquisition is amortized over ten years.

     The purchase price of $15 million was allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

     ACL's net assets at fair value..................    $ 5,250
     In-process research and development.............      2,000
     Goodwill........................................      7,750
                                                         -------
                                                         $15,000
                                                         =======

     As of the date of acquisition, the $2 million of purchase price allocated to in-process research and development related to development projects which had not reached technological feasibility and had no probable alternative future uses; accordingly, the Company expensed the entire amount on the date of acquisition as a one-time charge to operations. ACL's in-process research and development projects were initiated to address the rapid technological change associated with the miniaturized printed circuit board market. The incomplete projects include developing technology for a low cost Ball Grid Array ("BGA") package, developing thermal vias, and developing new methods that enable the use of extremely thin 1.5 mil technology.

     The Company believes the efforts to complete the in-process research and development projects will consist of internally staffed engineers and will be completed during fiscal year 2000. The estimated cost to complete the research and development is approximately $1,1 million. There is substantial risk associated with the completion of each project and there is no assurance that any of the projects will meet with technological or commercial success.

  FICO Investment Holding Ltd.

     On December 20, 1996, the Company acquired an initial 40% of FICO, a plastic injection molding company located in Shenzhen, China for $5.2 million of which $3.0 million was paid in December 1996. The remaining $2.2 million purchase price was paid in June 1997. Goodwill and other intangibles resulting from this initial purchase totaled $3.2 million and are being amortized over ten years. The Company accounted for its investment in FICO under the equity method and accordingly has included its 40% share of FICO's operating results in its accompanying consolidated statement of operations since December 20, 1996 through February 28, 1999. On March 1, 1999, the Company acquired an additional 50% of FICO for (i) $7.2 million cash, (ii) 255,700 Ordinary Shares issued at closing valued at $4.8 million (iii) $3.0 million in 2% promissory notes due $1.0 million each in year 2000 through year 2002. This transaction has been accounted for under the purchase method and accordingly, the results of operations for FICO have been included in the accompanying consolidated statements of operations since March 1, 1999. The acquisition of the additional 50% interest resulted in additional goodwill and intangible assets of $8.5 million and $420,000 which were being amortized over 8 and 3 years, respectively.

  Conexao Informatical Ltd. and Altatron, Inc.

     On March 31, 1998 the Company acquired Conexao, a Brazil-based electronics manufacturing service provider, in exchange for a total of 1,686,372 Ordinary Shares, of which 473,220 Ordinary Shares to be issued upon resolution of certain general and specific contingencies. The contingencies were resolved and the 473,220 Ordinary Shares were issued in March 1999. On March 31, 1998, the Company also acquired Altatron, an electronics manufacturer service provider headquartered in Fremont, California, with facilities in Fremont, California; Richardson, Texas; and Hamilton, Scotland in exchange for 3,154,600 Ordinary Shares, of which 630,920 Ordinary Shares to be issued upon resolution of certain general and specific contingencies. The contingencies were resolved and the 630,920 Ordinary Shares were issued in March 1999. These acquisitions were accounted for as a pooling-of-interests. The Company did not restate its prior period financial statements with respect to these acquisitions because they did not have a material impact on the Company's consolidated results. Accordingly, the results of the acquired companies are included in the Company's consolidated statements of operations from the date of acquisition.

  DTM Products, Inc. and Energipilot AB

     On December 1, 1997, the Company merged with DTM Products, Inc. and EnergiPilot AB. DTM is based in Colorado and produces injection molded plastics. Energipilot is based in Sweden and produces cable and cable assemblies. All of the outstanding shares of DTM and Energipilot were acquired in exchange for 1,009,876 and 919,960 Ordinary Shares, respectively. These acquisitions were accounted for as a pooling-of-interests. The Company did not restate its prior period financial statements with respect to these acquisitions because they did not have a material impact on the Company's consolidated results. Accordingly, the results of the acquired companies are included in the Company's consolidated statements of operations from the date of acquisition onward.

  Neutronics Holdings A.G. and Kyrel EMS Oyj

     On October 30, 1997, the Company acquired Neutronics Holdings A.G., an electronics manufacturing services provider with operations located in Austria and Hungary. The acquisition was accounted for as a pooling-of-interests and the Company has issued 11,224,000 Ordinary Shares in exchange for 92% of the outstanding shares of Neutronics. All financial statements presented have been retroactively restated to include the results of Neutronics. Neutronics operated under a calendar year end prior to merging with Flextronics, and accordingly, Neutronics' statements of operations, shareholders' equity and cash flows for the years ended December 31, 1996 has been combined with the corresponding Flextronics consolidated statements for the fiscal years ended March 31, 1997. During fiscal 1998, Neutronics' fiscal year end was changed from December 31 to March 31 to conform to the Company's fiscal year-end. Accordingly, Neutronics' operations for the three months ended March 31, 1997, which included net sales of $34.9 million and net loss of $3.1 million have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 1998.

     On July 15, 1999, the Company acquired Kyrel EMS Oyj, an electronics manufacturing services provider with operations in Finland and France. The acquisition was accounted for as a pooling-of-interests and the Company has issued 3,643,610 Ordinary Shares in exchange for all the outstanding shares of Kyrel. All financial statements presented have been retroactively restated to include the financial results of Kyrel. Kyrel operated under a calendar year end prior to merging with Flextronics, and accordingly, Kyrel's statements of operations, shareholders' equity and cash flow for the years ended December 31, 1998 have been combined with the corresponding Flextronics consolidated statements for the fiscal year ended March 31, 1999. In fiscal 2000, Kyrel's fiscal year end will be changed to conform to Flextronics' fiscal year end. Accordingly, Kyrel's operations for the three months ended March 31, 1999, which include net sales of $101.8 million and net loss of $0.8 million have been excluded from the consolidated results and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2000.

     Separate results of operations for the periods presented are as follows for the years ended March 31 (in thousands):



                                                        1997
                                                     ----------
     Net sales:
      Previously reported........................    $  490,585
      Neutronics.................................       149,422
      Kyrel......................................       180,735
                                                     ----------
      As restated................................    $  820,742
                                                     ==========

     Net income(loss):
      Previously reported........................    $    7,463
      Neutronics.................................         4,157
      Kyrel......................................         2,578
                                                     ----------
      As restated................................    $   14,198
                                                     ==========

                                                        1998           1999
                                                     ----------     ----------
     Net sales:
     Previously reported (including Neutronics)..    $1,113,071     $1,807,628
     Kyrel.......................................        78,123        235,746
                                                     ----------     ----------
     As restated.................................    $1,191,194     $2,043,374
                                                     ==========     ==========
     Net income(loss):
     Previously reported (including Neutronics)..    $   19,913     $   51,530
     Kyrel.......................................        (1,662)           886
                                                     ----------      ---------
     As restated.................................    $   18,251     $   52,416
                                                     ==========     ==========


  Ericsson Business Networks AB

     On March 27, 1997, the Company acquired certain manufacturing facilities in Karlskrona, Sweden and related inventory, equipment and assets (the "Karlskrona Facilities") from Ericsson Business Networks AB ("Ericsson") for $82.4 million which was financed by the Credit Facility described in Note 4. The transaction has been accounted for as a purchase and accordingly, the purchase price has been allocated to the net assets acquired based on their estimated fair market values at the date of acquisition. There was no material purchase price in excess of the fair value of the net assets acquired. The results of operations of the Karlskrona Facilities have been included in the consolidated results of the Company since the date of acquisition and such results of these facilities were immaterial for March 27, 1997 to March 31, 1997.

  Fine Line Printed Circuit Design Inc.

     On November 25, 1996, the Company acquired Fine Line Printed Circuit Design, Inc., a circuit board layout and prototype operation company located in San Jose, California. The Company issued 893,284 Ordinary Shares in exchange for all of the outstanding capital stock of Fine Line. The merger was accounted under the pooling-of-interests method of accounting; however, prior period financial statements were not restated because the financial results of Fine Line are not material to the consolidated financial statements.

12. SEGMENT REPORTING

     The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" during the fourth quarter of fiscal 1999. SFAS No. 131 establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or chief decision making group, in deciding how to allocate resources and in assessing performance. Mr. Michael Marks, the Chairman and chief executive officer, is the Company's chief decision maker. The Company operates and is managed internally by four geographic business segments. The operating segments include Asia, Americas, Western Europe and Central Europe. Each operating segment has a regional president that reports to Mr. Michael Marks.

     Information about segments for the years ended March 31 (in thousands):

                                                        1997             1998            1999
                                                    -----------      -----------      -----------
Net Sales:
         Asia .................................     $   307,545      $   303,993      $   401,126
         Americas .............................         160,860          277,783          683,564
         Western Europe .......................         203,295          410,960          603,792
         Central Europe .......................         149,042          210,233          406,107
         Intercompany eliminations ............            --            (11,775)         (51,215)
                                                    -----------      -----------      -----------
                                                    $   820,742      $ 1,191,194      $ 2,043,374
                                                    ===========      ===========      ===========

Income(Loss) before Income Taxes:
         Asia .................................     $    25,974      $    15,970      $    25,416
         Americas .............................          (3,973)          (4,413)          19,296
         Western Europe .......................           1,239            7,269           12,885
         Central Europe .......................           4,598            7,723           12,833
         Intercompany eliminations, corporate
          allocations and non-recurring charges         (10,465)          (5,980)         (10,382)
                                                    -----------      -----------      -----------
                                                    $    17,373      $    20,569      $    60,048
                                                    ===========      ===========      ===========

Long Lived Assets:
         Asia .................................     $    52,702      $    76,011      $   109,513
         Americas .............................          20,601           86,390          117,526
         Western Europe .......................          53,590           58,689           75,435
         Central Europe .......................          38,050           47,474           94,693
                                                    -----------      -----------      -----------
                                                    $   164,943      $   268,564      $   397,167
                                                    ===========      ===========      ===========

Depreciation and Amortization:
         Asia .................................     $     8,004      $    12,690      $    15,321
         Americas .............................           2,873            5,703           14,815
         Western Europe .......................           5,094           10,499           14,492
         Central Europe .......................           6,334            5,257           10,161
                                                    -----------      -----------      -----------
                                                    $    22,305      $    34,149      $    54,789
                                                    ===========      ===========      ===========
Capital Expenditure:
         Asia .................................     $    15,729      $    34,549      $    37,418
         Americas .............................          11,562           38,799           46,427
         Western Europe .......................           2,235           14,827           32,816
         Central Europe .......................           9,626           13,167           53,170
                                                    -----------      -----------      -----------
                                                    $    39,152      $   101,342      $   169,831
                                                    ===========      ===========      ===========

     For purposes of the preceding tables, "Asia" includes China, Malaysia, and Singapore, "Americas" includes U.S, Mexico, and Brazil, "Western Europe" includes Sweden, Finland, France, Scotland and United Kingdom and "Central Europe" includes Austria and Hungary.

     Geographic revenue transfers are based on selling prices to unaffiliated companies, less discounts. Income before tax is net sales less operating expenses, interest or other expenses, but prior to income taxes.

     The following table represents net sales and long lived assets attributable to foreign countries exceeding 10% for fiscal years ended March 31:


                                             1997       1998         1999
                                             ----       ----         ----
Net Sales:
       China.............................     18%        17%          15%
       United States.....................     20%        22%          24%
       Sweden............................     --         25%          16%
       Finland...........................     22%         7%           8%
       Hungary...........................     10%        12%          15%
       All others........................     30%        17%          22%

Long Lived Assets:
       China.............................     23%        24%          25%
       United States.....................     10%        22%          17%
       Sweden............................     19%        15%          10%
       Hungary...........................     18%        13%          17%
       All others........................     30%        26%          31%

13. SUBSEQUENT EVENTS (UNAUDITED)

     On May 31, 1999, Flextronics purchased the manufacturing facilities and related assets of ABB Automation Products in Vasteras, Sweden for approximately $24.5 million. This facility provides printed circuit board assemblies and other electronic equipment. Flextronics has also offered employment to 575 ABB personnel who were previously employed by ABB Automation Products. In connection with the acquisition of certain fixed assets, the Company has also entered into a manufacturing service agreement with ABB Automation Products.

     On June 30, 1999, Flextronics purchased the manufacturing facilities and related assets of Ericsson's Visby, Sweden operations for approximately $39.4 million. Ericsson's Visby facility manufactures mobile systems infrastructure, primarily radio base stations. Flextronics also offered employment to 900 persons who had been employed by Ericsson at this facility. In connection with the acquisition of assets, the Company has also entered into a manufacturing service agreement with Ericsson.

     On July 15, 1999 Flextronics acquired 100% of the outstanding ordinary shares of Kyrel, a provider of electronics manufacturing services with two facilities in Finland and one in Luneville, France, in exchange for 3,643,610 ordinary shares of Flextronics, of which 364,361 ordinary shares are to be issued upon the resolution of contingencies. The acquisition of Kyrel has been accounted for as a pooling-of-interests and, accordingly, the accompanying financial statements have been restated to reflect the results of operations, balance sheets, statement of shareholders' equity and cash flows of Kyrel for all periods presented.

     In October 1999, Flextronics completed a secondary offering of its Ordinary Shares. A total of 13,800,000 shares were sold at a price of $33.84 per share resulting in net proceeds to the Company of approximately $449.3 million.

     In November 1999, Flextronics acquired Circuit Board Assemblers, Inc., EMC International, Inc. and related real property in exchange for 559,098 shares of Flextronics, of which 55,910 ordinary shares are to be issued upon the resolution of contingencies. CBA provides electronics design and assembly services, and EMC provides testing services, from their facilities in North Carolina. The acquisition of CBA and EMC have been accounted for as a pooling-of-interests; however, prior period financial statements were not restated because the financial results of CBA and EMC do not have a significant impact to the Company's consolidated financial statements.

     In November 1999, Flextronics announced the signing of a definitive merger agreement for a tax-free, stock-for-stock merger with The DII Group, Inc. DII is a leading provider of electronics manufacturing and design services, operating through a global operations network in the Americas, Asia/Pacific and Europe. The combination enables Flextronics to expand its printed circuit board operations and design services, while providing additional geographic locations and customer relationships. Based on Flextronics' closing price of $40.63 on November 19, 1999, the transaction is valued at approximately $32.71 per share of DII common stock, or more than $2.4 billion in the aggregate. Under the agreement, DII stockholders will receive 1.61 Flextronics ordinary shares for each share of DII Common Stock, resulting in current DII stockholders owning approximately 34% of the combined company. The merger is intended to be accounted for as a pooling of interests, and is subject to approval by shareholders of both companies, regulatory approvals and other customary conditions. Executives and directors of both companies have agreed to vote their shares in favor of the proposed transaction. The companies anticipate that the transaction will be completed in early April 2000.

     The Company set a record date of December 8, 1999 for a two-for-one stock split to be effected as a bonus issue (the Singapore equivalent of a stock dividend). The distribution of 57,497,204 Ordinary Shares occurred on December 22, 1999. This stock dividend has been reflected in the Company's financial statements for all periods presented unless otherwise noted. All share and per share amounts have been retroactively restated to reflect the stock split.

                        VALUATION AND QUALIFYING ACCOUNTS
                                                                     SCHEDULE II

                    YEARS ENDED MARCH 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                              ADDITIONS
                                                      -----------------------------------------------------
                                        BALANCE AT      EFFECT       CHARGED TO     CHARGED                      BALANCE AT
                                       BEGINNING OF       OF          COSTS AND     TO OTHER    DEDUCTIONS/        END OF
                                          PERIOD      ACQUISITIONS    EXPENSES      ACCOUNTS     WRITE-OFFS        PERIOD
                                       ------------   ------------   ----------     --------    -----------      ----------
Allowance for doubtful accounts
  receivable:
  Period
  Year ended March 31, 1997  ...          3,766           --            3,258          --           (785)          6,239
  Year ended March 31, 1998  ...          6,239          4,188          1,218          --         (1,950)          9,695
  Year ended March 31, 1999  ...          9,695            223         (2,374)         --         (2,117)          5,427

Provision for excess facilities:
  Period
  Year ended March 31, 1997  ...          1,254           --            5,868          --         (1,814)          5,308
  Year ended March 31, 1998  ...          5,308           --            8,869          --         (8,732)          5,445
  Year ended March 31, 1999  ...          5,445           --            3,361          --         (6,283)          2,523